Exhibit 10.1

Execution Version

THIS FIRST AMENDED AND RESTATED RESTRUCTURING SUPPORT AGREEMENT IS NOT AN OFFER OR ACCEPTANCE WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE.  ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE.  Nothing contained in thIS First Amended and restated RESTRUCTURING SUPPORT AGREEMENT shall be an admission of fact or liability OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED HEREIN, DEEMED BINDING ON ANY OF THE PARTIES HERETO.

THIS FIRST AMENDED AND RESTATED RESTRUCTURING SUPPORT AGREEMENT IS THE PRODUCT OF SETTLEMENT DISCUSSIONS AMONG THE PARTIES THERETO.  ACCORDINGLY, THIS first amended and restated RESTRUCTURING SUPPORT AGREEMENT IS PROTECTED BY RULE 408 OF THE FEDERAL RULES OF EVIDENCE AND ANY OTHER APPLICABLE STATUTES OR DOCTRINES PROTECTING THE USE OR DISCLOSURE OF CONFIDENTIAL SETTLEMENT DISCUSSIONS.

THIS FIRST AMENDED AND RESTATED RESTRUCTURING SUPPORT AGREEMENT DOES NOT PURPORT TO SUMMARIZE ALL OF THE TERMS, CONDITIONS, REPRESENTATIONS, WARRANTIES, AND OTHER PROVISIONS WITH RESPECT TO THE TRANSACTIONS DESCRIBED HEREIN, WHICH TRANSACTIONS WILL BE SUBJECT TO THE COMPLETION OF DEFINITIVE DOCUMENTATION INCORPORATING THE TERMS SET FORTH HEREIN AND THE CLOSING OF ANY TRANSACTION SHALL BE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN SUCH DEFINITIVE DOCUMENTATION AND THE APPROVAL RIGHTS OF THE PARTIES SET FORTH HEREIN AND IN SUCH DEFINITIVE DOCUMENTATION.

FIRST AMENDED AND RESTATED RESTRUCTURING SUPPORT AGREEMENT

This FIRST AMENDED AND RESTATED RESTRUCTURING SUPPORT AGREEMENT (including all exhibits, annexes, and schedules hereto in accordance with Section 13.02, collectively, this “Agreement”), is made and entered into on March 21, 2021, by and among the following parties (each of the following described in sub-clauses (i) through (iii) of this preamble, collectively, the “Parties”):1

i.

CBL & Associates Properties, Inc., a corporation incorporated under the Laws of Delaware (the “Company”), and each of its affiliates listed on Exhibit A to this Agreement and each of its and their Affiliates who are included as debtors in the Chapter 11 Cases or non-debtor Affiliates that will pledge assets or provide guarantees in support of new debt instruments to be issued pursuant to this Agreement (collectively and together with the Company, the “Company Parties”);

ii.

the undersigned beneficial owners and/or investment advisors or managers of discretionary funds, accounts, or other entities for the holders or beneficial owners of the Notes Claims and/or Consenting Crossholder Claims that have executed and delivered counterpart signature pages to this Agreement, a Joinder, or a Transfer Agreement to counsel to the Company Parties and counsel to the Bank Agent (collectively, the “Consenting Noteholders”); and

iii.

the undersigned lenders and/or their respective affiliated investment advisors or managers of discretionary funds, accounts, or other entities for lenders party to that that certain Credit Agreement, dated as of January 30, 2019 (the “First Lien Credit Agreement”), that have executed and delivered counterpart signature pages to this Agreement, a Joinder, or a Transfer Agreement to counsel to the Company Parties and counsel to the Consenting Noteholders (collectively, but excluding any Consenting Crossholders the “Consenting Bank Lenders” and, together with the Consenting Noteholders and the Consenting Crossholders, the “Consenting Creditors”).

RECITALS

WHEREAS, the Company Parties and the Consenting Noteholders entered into that certain Restructuring Support Agreement, dated as of August 18, 2020 (the “Original Restructuring Support Agreement”);

WHEREAS, the Original Restructuring Support Agreement is deemed to be amended and restated in its entirety in the form of this Agreement;

WHEREAS, beginning on November 1, 2020 (the “Petition Date”), the Company and certain of its affiliates commenced voluntary cases under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court” and the cases commenced, the “Chapter 11 Cases”);

[1]	Capitalized terms used but not defined in the preamble and recitals to this Agreement have the meanings ascribed to them in Section 1.

WHEREAS, the Parties have negotiated in good faith and at arm’s length with respect to the Company Parties’ capital structure and have agreed upon the terms set forth in this Agreement and as specified in the plan term sheet attached as Exhibit B hereto (the “Plan Term Sheet” and, such transactions as described in this Agreement and the Plan Term Sheet, collectively, the “Restructuring Transactions”);

WHEREAS, the Company Parties will implement the Restructuring Transactions through the Chapter 11 Cases;

WHEREAS, the Parties have agreed to take certain actions in support of the Restructuring Transactions on the terms and conditions set forth in this Agreement and the Plan Term Sheet;

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Company Parties (jointly and severally), each of the Consenting Noteholders (severally but not jointly), and each of the Consenting Bank Lenders (severally but not jointly), intending to be legally bound hereby, agrees as follows:

AGREEMENT

Section 1.Definitions and Interpretation.

1.01.Definitions.  Capitalized terms used but not defined in this Agreement have the meanings given to such terms in the Plan Term Sheet.  Additionally, the following terms shall have the following definitions:

“2023 Missed Payment” has the meaning set forth in Section 4.02(b).

“2023 Notes” means CBL Limited Partnership’s 5.25% Senior Notes due 2023, issued in the aggregate principal amount of $450 million, pursuant to the Indenture.

“2026 Missed Payment” has the meaning set forth in Section 4.02(b).

“2026 Notes” means CBL Limited Partnership’s 5.95% Senior Notes due 2026, issued in the aggregate principal amount of $625 million, pursuant to the Indenture.

“Adversary Proceeding” means adversary proceeding case number 20-03454 styled CBL & Associates Properties, Inc. et al. v. Wells Fargo Bank, National Association.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made (including any affiliated funds of such Person). For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities, by contract or otherwise; provided that, for the avoidance of doubt, with respect to the Company Parties, Affiliates shall not include any of the Company Parties’ joint venture partners.

“Agreement” has the meaning set forth in the preamble.

“Agreement Effective Date” has the meaning set forth in Section 2.

“Agreement Effective Period” means, with respect to a Party, the period from the Agreement Effective Date to the Termination Date applicable to that Party.

“Akin Gump” means Akin Gump Strauss Hauer and Feld LLP.

“Alternative Restructuring Proposal” means any plan, inquiry, proposal, offer, bid, term sheet, discussion, or agreement with respect to a sale, disposition, new-money investment, restructuring, reorganization, merger, amalgamation, acquisition, consolidation, dissolution, debt investment, equity investment, liquidation, asset sale, share issuance, tender offer, recapitalization, plan of reorganization, share exchange, business combination, joint venture or similar transaction involving any one or more Company Parties, or any Affiliates of the Company Parties, or the debt, equity, or other interests in any one or more Company Parties or any Affiliates of the Company Parties, in each case other than the Restructuring Transactions.

“Amended Employment Agreements” means (i) the form of Amended and Restated Employment Agreement and (ii) the form of Second Amended and Restated Retention Bonus Agreement, each as prepared by the Company Parties in consultation with counsel to the Consenting Noteholders.

“Amended Plan” means the revised chapter 11 plan, consistent in all material respects with the terms of this Agreement and the Plan Term Sheet, to be filed by the Company Parties in the Chapter 11 Cases.

“Bank Agent” means Wells Fargo Bank, National Association, solely in its capacity as administrative agent under the First Lien Credit Agreement.

“Bank Claim Subsidiaries” has the meaning set forth in the Plan Term Sheet.

“Bank Lender Claim” means any First Lien Credit Facility Claim that is not a Consenting Crossholder Claim.

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as amended.

“Bankruptcy Court” has the meaning set forth in the recitals to this Agreement.

“Business Day” means any day other than a Saturday, Sunday, or a U.S. federal holiday as recognized by banking institutions in the City of New York.

“Causes of Action” means any action, Claim, cause of action, controversy, demand, right, action, lien, indemnity, existing equity interest, guaranty, suit, obligation, liability, damage,

judgment, account, defense, offset, power, privilege, license, and franchise of any kind or character whatsoever, whether known, unknown, contingent or noncontingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively, in contract or in tort, in law or in equity, or pursuant to any other theory of law.

“CBL Limited Partnership” means CBL & Associates Limited Partnership, a Delaware limited partnership.

“Chapter 11 Cases” has the meaning set forth in the recitals to this Agreement.

“Claim” has the meaning ascribed to it in section 101(5) of the Bankruptcy Code.

“Commitment Letters” means the letter agreements, in form and substance reasonably acceptable to the Company Parties and the Required Consenting Noteholders, pursuant to which the Commitment Parties agree to purchase, in the aggregate, $50 million of the New Convertible Notes.

“Commitment Parties” means the Consenting Creditors signatory to the Commitment Letters.

“Common Equity Interests” means the common stock of the Company and the common units, and all classes of special common units of the CBL Limited Partnership.

“Company” has the meaning set forth in the preamble.

“Company Claims” means any Claim against a Company Party, including the Notes Claims, the Consenting Crossholder Claims, and the Bank Lender Claims.

“Company Corporate Governance Documents” has the meaning set forth in the Plan Term Sheet.

“Company Parties” has the meaning set forth in the preamble.

“Confirmation Order” means the order of the Bankruptcy Court confirming the Amended Plan pursuant to Section 1129 of the Bankruptcy Code, which Confirmation Order shall be in accordance with this Agreement and the Definitive Documentation.

“Consenting Bank Lenders” has the meaning set forth in the preamble.

“Consenting Creditors” has the meaning set forth in the preamble.

“Consenting Crossholders” means the entities listed on Exhibit C hereto and any entity to which any Consenting Crossholder Claim is transferred in accordance with Section 8.01, but, in the case of each such entity listed on Exhibit C hereto, only for so long as such entity owns First Lien Credit Facility Claims.

“Consenting Crossholder Claim” means any First Lien Credit Facility Claim held by a Consenting Crossholder as of March 1, 2021.

“Consenting Non-Crossholders” means Consenting Noteholders who are not Consenting Crossholders.

“Consenting Noteholders” has the meaning set forth in the preamble.

“Definitive Documentation” has the meaning set forth in Section 3.01.

“Disclosure Statement” means the disclosure statement for the Amended Plan, consistent in all material respects with the terms of this Agreement and the Plan Term Sheet, to be filed by the Company Parties in the Chapter 11 Cases.

“Ducera” means Ducera Partners LLC.

“Effective Date” means the date, selected in consultation with the Consenting Creditors, which is the first Business Day on which (i) all conditions to the effectiveness of the Amended Plan have been satisfied or waived in accordance therewith and (ii) no stay of the Confirmation Order is in effect.

“Entity” has the meaning set forth in section 101(15) of the Bankruptcy Code.

“Execution Date” means the date hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Final Order” means an order or judgment of the Bankruptcy Court (or any other court of competent jurisdiction) entered by the Clerk of the Bankruptcy Court (or such other court) on the docket in the Chapter 11 Cases (or the docket of such other court), which has not been modified, amended, reversed, vacated or stayed and as to which (A) the time to appeal, petition for certiorari, or move for a new trial, stay, reargument or rehearing has expired and as to which no appeal, petition for certiorari or motion for new trial, stay, reargument or rehearing shall then be pending or (B) if an appeal, writ of certiorari, new trial, stay, reargument or rehearing thereof has been sought, such order or judgment of the Bankruptcy Court (or other court of competent jurisdiction) shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied, or a new trial, stay, reargument or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for a new trial, stay, reargument or rehearing shall have expired, as a result of which such order shall have become final in accordance with Rule 8002 of the Federal Rules of Bankruptcy Procedure; provided that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Federal Rules of Bankruptcy Procedure, may be filed relating to such order, shall not cause an order not to be a Final Order.

“First Lien Credit Agreement” has the meaning set forth in the preamble.

“First Lien Credit Facility Claim” means any claim arising under or related to the First Lien Credit Agreement.

“Governmental Entity” means any U.S. or non-U.S. international, regional, federal, state, municipal or local governmental, judicial, administrative, legislative or regulatory authority, entity, instrumentality, agency, department, commission, court, or tribunal of competent jurisdiction (including any branch, department or official thereof).

“Indenture” means that certain Indenture, dated as of November 26, 2013, among CBL Limited Partnership, as issuer, the Company, as limited guarantor, and the Indenture Trustee, as amended, modified or supplemented by that certain First Supplemental Indenture dated as of November 26, 2013 by and among the CBL Limited Partnership, the Company, and the Indenture Trustee, the Second Supplemental Indenture dated as of December 13, 2016 by and among the CBL Limited Partnership, the Company and the Indenture Trustee and the Third Supplemental Indenture dated as of January 30, 2019 by and among CBL Limited Partnership, the Company, the subsidiary guarantors of the Company party thereto (the “Subsidiary Guarantors”), and the Indenture Trustee, pursuant to which the Notes are outstanding.

“Indenture Trustee” means Delaware Trust Company, as successor trustee under the Indenture.

“Jones Day” means Jones Day, as counsel to the Bank Agent.

“Law” means any law, constitution, statute, rule, regulation, ordinance, code, judgment, order, decree, treaty, convention, governmental directive or other legally enforceable requirement, U.S. or non-U.S., of any Governmental Entity, including common law.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same.

“New Bank Borrower Corporate Governance Documents” has the meaning set forth in the Plan Term Sheet.

“New Bank Term Loan Facility Documents” has the meaning set forth in the Plan Term Sheet.

“New Common Equity Interests” has the meaning set forth in the Plan Term Sheet.

“New Convertible Notes” has the meaning set forth in the Plan Term Sheet.

“New Notes” has the meaning set forth in the Plan Term Sheet.

“Non-Consenting Creditor” has the meaning set forth in Section 12(b).

“Notes” means, collectively, the 2023 Notes, the 2024 Notes and the 2026 Notes.

“Notes Claims” means any Claim against a Company Party arising under, derived from, based on, or related to the Notes or the Indenture.

“Person” means an individual, firm, corporation (including any non-profit corporation), partnership, limited liability company, joint venture, association, trust, Governmental Entity or other entity or organization.

“Petition Date” has the meaning set forth in the recitals to this Agreement.

“PJT Partners” means PJT Partners LP, as financial advisor to the Consenting Noteholders.

“Plan Supplement” means a supplement or supplements to the Amended Plan containing the forms of certain documents, schedules, and exhibits relevant to the implementation of the Amended Plan and Restructuring Transactions to be agreed in accordance with the terms hereof.

“Plan Term Sheet” has the meaning set forth in the recitals to this Agreement.

“Qualified Marketmaker” means an entity that (a) holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers Company Claims (or enter with customers into long and short positions in Company Claims), in its capacity as a dealer or market maker in Company Claims and (b) is, in fact, regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).

“Required Consenting Bank Lenders” means, as of the relevant date, Consenting Bank Lenders that collectively hold at least 66 2/3% of First Lien Credit Facility Claims held by all such Consenting Bank Lenders.

“Required Consenting Creditors” means, as of the relevant date, the Required Consenting Noteholders and the Required Consenting Bank Lenders.

“Required Consenting Crossholders” means, as of the relevant date, Consenting Crossholders that collectively hold at least 75% of the aggregate outstanding principal amount of the Consenting Crossholder Claims.

“Required Consenting Non-Crossholders” means, as of the relevant date, Consenting Non-Crossholders that collectively hold at least 75% of the aggregate outstanding principal amount of the Notes Claims held by all such Consenting Non-Crossholders.

“Required Consenting Noteholders” means, as of the relevant date, Consenting Noteholders that collectively hold at least 75% of the aggregate outstanding principal amount of the Notes Claims held by all such Consenting Noteholders.

“Restructuring Transactions” has the meaning set forth in the recitals.

“Section 16 Officer” means any employee of the Company Parties who is subject to the disclosure requirements of Section 16(a) of the U.S. Securities Exchange Act of 1934, as amended.

“Securities Act” means the Securities Act of 1933, as amended.

“Solicitation Materials” means all solicitation materials in respect of the Amended Plan together with the Disclosure Statement, which Solicitation Materials shall be in accordance with this Agreement and the Definitive Documentation.

“Termination Date” means the date on which termination of this Agreement as to a Party is effective in accordance with Sections 11.01, 11.02, 11.03, 11.04, 11.05, or 11.06.

“Transfer” means to sell, resell, reallocate, use, pledge, assign, transfer, hypothecate, participate, donate or otherwise encumber or dispose of, directly or indirectly (including through derivatives, options, swaps, pledges, forward sales or other transactions).

“White & Case” means White & Case LLP as counsel to certain Consenting Crossholders.

1.02.Interpretation.  For purposes of this Agreement:

(a)in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender;

(b)capitalized terms defined only in the plural or singular form shall nonetheless have their defined meanings when used in the opposite form;

(c)unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions;

(d)unless otherwise specified, any reference herein to an existing document, schedule, or exhibit shall mean such document, schedule, or exhibit, as it may have been or may be amended, restated, supplemented, or otherwise modified from time to time; provided that any capitalized terms herein which are defined with reference to another agreement, are defined with reference to such other agreement as of the date of this Agreement, without giving effect to any termination of such other agreement or amendments to such capitalized terms in any such other agreement following the date hereof;

(e)unless otherwise specified, all references herein to “Sections” are references to Sections of this Agreement;

(f)the words “herein,” “hereof,” and “hereto” refer to this Agreement in its entirety rather than to any particular portion of this Agreement;

(g)captions and headings to Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Agreement;

(h)references to “shareholders”, “directors”, and/or “officers” shall also include “members”, “partners”, and/or “managers”, as applicable, as such terms are defined under the applicable limited liability company or partnership Laws;

(i)the use of “include” or “including” is without limitation, whether stated or not;

(j)the phrase “counsel to the Company Parties” refers in this Agreement to counsel specified in Section 13.10(a);

(k)the phrase “counsel to the Consenting Noteholders” refers in this Agreement to counsel specified in Section 13.10(b);

(l)the phrase “counsel to the Bank Agent” refers in this Agreement to counsel specified in Section 13.10(c); and

(m)the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein.

Section 2.Effectiveness of this Agreement.  This Agreement shall become effective and binding upon each of the Parties at 12:01 a.m., prevailing New York local time, (x) with respect to the Consenting Creditors, on the date on which the conditions set forth in clauses (a), (b), and (c) below have been satisfied or waived in accordance with this Agreement and (y) with respect to the Company Parties, immediately upon authorization by the Bankruptcy Court to perform pursuant to the terms of this Agreement; provided that the condition set forth in clause (d) below shall be satisfied prior to the objection deadline for the motion seeking such authorization (with respect to a Party, the date applicable to that Party, the “Agreement Effective Date”):

(a)each of the Company Parties shall have executed and delivered counterpart signature pages of this Agreement to counsel to the Consenting Noteholders and to counsel to the Bank Agent;

(b)each of the Consenting Noteholders, who hold in the aggregate at least 60% of the aggregate outstanding principal amount of Notes shall have executed and delivered counterpart signature pages of this Agreement to counsel to the Company Parties and to counsel to the Bank Agent;

(c)each of the Consenting Bank Lenders, who hold in the aggregate in excess of 67% of the aggregate outstanding principal amount of debt under the First Lien Credit Agreement excluding any debt held by Consenting Crossholders, shall have executed and delivered counterpart signature pages of this Agreement to counsel to the Company Parties and to counsel to the Consenting Noteholders; and

(d)each of the Commitment Parties shall have executed and delivered the Commitment Letters to the Company Parties.

Section 3.Definitive Documentation.

3.01.The documents related to or otherwise utilized to implement or effectuate the Restructuring Transactions (collectively, the “Definitive Documentation”) shall include, without limitation, the following: (A) the Amended Plan and its exhibits, ballots, and solicitation procedures; (B) the Confirmation Order; (C) the Disclosure Statement; (D) the order of the Bankruptcy Court approving the Disclosure Statement and the other Solicitation Materials; (E) the

Plan Supplement; (F) the New Convertible Notes indenture and any related documentation; (G) the documentation issuing and setting forth the rights, preferences and privileges of the New Common Equity Interests; (H) the Registration Rights Agreement, if any; (I) the Company Corporate Governance Documents; (J) the New Notes indenture and any related documentation; (K) the New Bank Term Loan Facility Documents; (L) the New Bank Borrower Corporate Governance Documents; (M) the motion seeking authority to perform pursuant to the terms of this Agreement; and (N) such other agreements and documentation reasonably desired or necessary to consummate and document the transactions contemplated by this Agreement, the Plan Term Sheet, and the Amended Plan.

3.02.Upon completion, the Definitive Documentation and every other document, deed, agreement, filing, notification, letter or instrument related to the Restructuring Transactions shall contain terms, conditions, representations, warranties, and covenants consistent with the terms of this Agreement, as they may be modified, amended, or supplemented in accordance with Section 12.  Further, the Definitive Documentation not executed or in a form attached to this Agreement as of the Execution Date shall otherwise be in form and substance reasonably acceptable to the Company Parties and the Required Consenting Noteholders; provided that the Definitive Documentation, other than (E) (to the extent it does not relate to the New Bank Term Loan Facility Documents, the Consenting Bank Lenders, or their treatment, rights or obligations), (F), (G), (H), (I), and (J), shall be in form and substance also reasonably acceptable to the Required Consenting Bank Lenders, such approval not to be unreasonably withheld; provided further that, notwithstanding the foregoing, the Company Corporate Governance Documents shall be acceptable only to the Required Consenting Non-Crossholders and the Required Consenting Crossholders; provided further that the Required Consenting Non-Crossholders and the Required Consenting Crossholders will consult with the Company Parties regarding such Company Corporate Governance Documents, provided, that nothing in the Company Corporate Governance Documents shall adversely impact the economic recovery of the holders of Common Equity Interests as set forth in the Plan Term Sheet.

Section 4.Commitments of the Consenting Creditors.

4.01.General Commitments, Forbearances, and Waivers.

(a)During the Agreement Effective Period, each Consenting Creditor severally, and not jointly, agrees to:

(i)support the Restructuring Transactions and vote and exercise any powers or rights available to it (including in any shareholders’ or creditors’ meeting or in any process requiring voting or approval to which they are legally entitled to participate) in each case in favor of any matter requiring approval to the extent reasonably necessary to implement the Restructuring Transactions;

(ii)take action in order to effectuate, if applicable, or otherwise not object to (x) a stay of the Adversary Proceeding, and (y) the dismissal with prejudice of the Adversary Proceeding and all Causes of Action asserted therein upon the Confirmation Order becoming a Final Order;

(iii)use commercially reasonable efforts to give, subject to applicable Laws, any notice, order, instruction, or direction to the Indenture Trustee or Bank Agent, as applicable, necessary to give effect to the Restructuring Transactions; and

(iv)negotiate in good faith and use commercially reasonable efforts to execute and implement the Definitive Documentation that are consistent with this Agreement to which it is required to be a party.

(b)During the Agreement Effective Period, subject to applicable Laws and as otherwise set forth in this Agreement, each Consenting Creditor severally, and not jointly, agrees that it shall not directly or indirectly:

(i)object to, delay, impede, or take any other action to interfere with acceptance, implementation, or consummation of the Restructuring Transactions;

(ii)propose, file, support, or vote for any Alternative Restructuring Proposal;

(iii)file any motion, pleading, or other document with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is not materially consistent with this Agreement, the Plan Term Sheet, or the Amended Plan;

(iv)initiate, or have initiated on its behalf, any litigation or proceeding which would materially or unreasonably delay, impede, or interfere with the implementation or consummation of the Restructuring Transactions, other than to enforce this Agreement or any Definitive Documentation or as otherwise permitted under this Agreement;

(v)file any motion, application, adversary proceeding, or Cause of Action challenging the validity, enforceability or priority of, or seeking avoidance or subordination of any Company Claim held by any other Consenting Creditor or any transfer to the Bank Agent, the Indenture Trustee, or any Consenting Creditor on account of a Company Claim; or

(vi)object to, delay, impede, or take any other action to interfere with the Company Parties’ or their Affiliates’ ownership and possession of their assets, wherever located, or interfere with the automatic stay arising under section 362 of the Bankruptcy Code; provided, however that nothing in this Agreement shall limit the right of any Party to exercise any right or remedy provided under this Agreement, the Confirmation Order, or any Definitive Documentation.

4.02.Commitments with Respect to Chapter 11 Cases(a).

(a)During the Agreement Effective Period, each Consenting Creditor that is entitled to vote to accept or reject the Amended Plan pursuant to its terms agrees that it shall (when solicited to do so after receipt of the Disclosure Statement and Solicitation Materials approved by the Bankruptcy Court):

(i)vote each of its Company Claims to accept the Amended Plan by delivering its duly executed and completed ballot accepting the Amended Plan on a timely basis following the commencement of the solicitation of the Amended Plan and its actual receipt of the Solicitation Materials and the ballot that meet the requirements of Sections 1125 and 1126 of the Bankruptcy

Code; provided, however, that the consent or votes of the Consenting Creditors shall be immediately revoked and deemed null and void ab initio upon the occurrence of the Termination Date (other than a Termination Date as a result of the occurrence of the Effective Date);

(ii)to the extent it is permitted to elect whether to opt out of the releases set forth in the Amended Plan, elect not to opt out of the releases set forth in the Amended Plan by timely delivering its duly executed and completed ballot(s) indicating such election; and

(iii)not change, withdraw, amend, or revoke (or cause to be changed, withdrawn, amended, or revoked) any vote or election referred to in clauses (i) and (ii) above; provided, however, that nothing in this Agreement shall prevent any Party from withholding, amending or revoking (or causing the same) its timely consent or vote with respect to the Amended Plan if this Agreement has been terminated in accordance with its terms with respect to such Party (other than a Termination Date as a result of the occurrence of the Effective Date).

(b)During the Agreement Effective Period, each Consenting Creditor, in respect of each of its Company Claims, will not directly or indirectly object to, delay, impede, or take any other action to interfere with any motion or other pleading or document filed by a Company Party in the Bankruptcy Court that is contemplated by and in accordance with this Agreement.

4.03.Waiver of Prior Events of Default.  The Consenting Noteholders acknowledge and agree that each of the Events of Default (as such term is defined under the Indenture) under the Indenture resulting from the failure by the Company to make each of the payments of (i) the interest payment originally due and payable on June 1, 2020 for the 2023 Notes (the “2023 Missed Payment”) and (ii) the interest payment originally due and payable on June 15, 2020 for the 2026 Notes (the “2026 Missed Payment”) are no longer continuing under the Indenture as a result of the Company making each of the 2023 Missed Payment and the 2026 Missed Payment in full on August 5, 2020.  Further, in the event that either the Indenture Trustee or other holders of the 2023 Notes or 2026 Notes, as applicable, take any action to declare either or both of the 2023 Notes or the 2026 Notes immediately due and payable pursuant to Section 502 under the Indenture, solely due to either or both of Events of Default (as such term is defined under the Indenture) under the Indenture resulting from the 2023 Missed Payment or 2026 Missed Payment, the Consenting Noteholders agree (solely to the extent permitted under the Indenture) to rescind and cancel any such acceleration(s); provided, however, that in no event shall the Consenting Noteholders be required to provide an indemnity or bear responsibility for any out of pocket costs related to any such rescission and cancellation.

4.04.No Liabilities.  Notwithstanding any other provision in this Agreement, including this Section 4, nothing in this Agreement shall require any Consenting Creditor to incur any expenses, liabilities or other obligations, or agree to any commitments, undertakings, concessions, indemnities or other arrangements that could result in expenses, liabilities or other obligations to any Consenting Creditor.  Notwithstanding the immediately preceding sentence, nothing in this Section 4.04 shall serve to limit, alter or modify any Consenting Creditor’s express obligations under the terms of this Agreement.

Section 5.Additional Provisions Regarding the Consenting Creditors’ Commitments.

Notwithstanding anything contained in this Agreement, nothing in this Agreement shall: (a) subject to any confidentiality obligations set forth in the Indenture or First Lien Credit Agreement, as applicable, this Agreement or in any confidentiality agreement entered into by a Company Party and a Consenting Creditor, or the advisors to the Consenting Creditors, affect the ability of any Consenting Creditor to consult with any other Consenting Creditor, the Company Parties, or any other party in interest in the Chapter 11 Cases (including any official committee and the United States Trustee); (b) impair or waive the rights of any Consenting Creditor to assert or raise any objection permitted under this Agreement in connection with the Restructuring Transactions; (c) prevent any Consenting Creditor from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement; (d) other than as may be required by a court of competent jurisdiction, including the Bankruptcy Court, require any Consenting Creditor to provide any information that it determines, in its sole discretion, to be sensitive or confidential; (e) obligate a Consenting Creditor to deliver a vote to support the Amended Plan or prohibit a Consenting Creditor from withdrawing such vote, in each case from and after the Termination Date (other than a Termination Date as a result of the occurrence of the Effective Date); provided, however, that upon the withdrawal of any such vote after the Termination Date (other than a Termination Date as a result of the occurrence of the Effective Date), such vote shall be deemed null and void ab initio and such Consenting Creditor shall have the opportunity to change its vote; (f) (i) prevent any Consenting Creditor from taking any action which is required by applicable Law or (ii) require any Consenting Creditor to take any action which is prohibited by applicable Law or to waive or forego the benefit of any applicable legal/professional privilege; (g) prevent any Consenting Creditor by reason of this Agreement or the Restructuring Transactions from making, seeking, or receiving any regulatory filings, notifications, consents, determinations, authorizations, permits, approvals, licenses, or the like; or (h) prohibit any Consenting Creditor from taking any action that is not inconsistent with this Agreement.

Section 6.Commitments of the Company Parties.

6.01.Affirmative Commitments.  Except as set forth in Section 7, during the Agreement Effective Period, the Company Parties agree to:

(a)support and take all steps reasonably necessary and desirable to consummate the Restructuring Transactions in accordance with this Agreement, including the applicable Milestones as defined and set forth herein;

(b)take action in order to effectuate, if applicable, or otherwise not object to (x) a stay of the Adversary Proceeding, and (y) the dismissal with prejudice of the Adversary Proceeding and all Causes of Action asserted therein upon the Confirmation Order becoming a Final Order;

(c)support and take all steps reasonably necessary and desirable to facilitate solicitation of the Amended Plan in accordance with this Agreement, the Milestones, and any orders entered by the Bankruptcy Court;

(d)use commercially reasonable efforts to obtain entry of the Confirmation Order and to cause the Confirmation Order to become a Final Order;

(e)to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Amended Plan or the Restructuring Transactions contemplated herein, use commercially reasonable efforts to negotiate in good faith with the Consenting Creditors in an effort to agree to appropriate additional or alternative provisions or alternative implementation mechanics to address any such impediment;

(f)use commercially reasonable efforts to obtain any and all required regulatory (including self-regulatory) and/or third-party approvals for the Restructuring Transactions;

(g)negotiate in good faith and use commercially reasonable efforts to execute and deliver the Definitive Documentation and any other required agreements to effectuate and consummate the Restructuring Transactions as contemplated by this Agreement;

(h)to the extent the Company Parties receive any Joinders or Transfer Agreements, notify the Consenting Creditors of such Joinders and Transfer Agreements as soon as practicable after receiving such Joinders or Transfer Agreements;

(i)provide draft copies of all substantive motions, documents, and other pleadings to be filed in the Chapter 11 Cases to counsel to each of the Consenting Noteholders, Bank Agent, and Consenting Crossholders if reasonably practicable at least two (2) Business Days prior to the date when the Company Parties intend to file such documents, and, without limiting any approval rights set forth in this Agreement, consult in good faith with counsel to each of the Consenting Creditors regarding the form and substance of any such proposed filing; notwithstanding the foregoing, in the event that not less than two (2) Business Days’ notice is not reasonably practicable under the circumstances, the Company Parties shall provide draft copies of any such motions, documents, or other pleadings to counsel to the applicable Consenting Creditors as soon as otherwise reasonably practicable before the date when the Company intends to file any such motion, documents, or other pleading;

(j)subject to any confidentiality agreements between the Company and the Consenting Creditors and their advisors, provide, and direct their employees, officers, advisors, and other representatives to provide, to each of the Consenting Creditors, and each of their respective legal and financial advisors, (i) reasonable access to the management and advisors of the Company Parties on reasonable advance notice to such persons and without disruption to the operation of the Company Parties’ business, and (ii) such other information as reasonably requested by the Consenting Creditors or their respective legal and financial advisors;

(k)timely file a formal objection to any motion filed with the Bankruptcy Court by a third party seeking the entry of an order, (i) directing the appointment of a trustee or examiner (with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code), (ii) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, or (iii) dismissing the Chapter 11 Cases;

(l)inform counsel to each of the Consenting Creditors as soon as reasonably practicable after becoming aware of: (i) any notice of any commencement of any involuntary insolvency proceedings, legal suit for payment of debt or securement of security from or by any person in respect of any Company Party or its Affiliates; (ii) a breach of this Agreement (including a breach by any Company Party); and (iii) any representation or statement made or deemed to be made by them under this Agreement which is or proves to have been materially incorrect or misleading in any material respect when made or deemed to be made;

(m)upon the reasonable request of the Required Consenting Noteholders or the Required Consenting Bank Lenders, inform Akin Gump, White & Case, and PJT Partners or Jones Day and Ducera, as applicable, as to: (i) the material business and financial performance of the Company Parties and each of their direct and indirect subsidiaries; (ii) the status and progress of the Restructuring Transactions, including progress in relation to negotiations of the Definitive Documentation and the status of any negotiations with other stakeholders; and (iii) the status of obtaining any necessary or desirable authorizations (including any consents) from any stakeholder or joint venture partner, any competent judicial body, governmental authority, banking, taxation, supervisory, or regulatory or self-regulatory) body or any stock exchange;

(n)use commercially reasonable efforts to maintain the good standing of all Company Parties and any joint ventures or other entity in which any Company Party has an equity interest in under the Laws of the state or other jurisdiction in which they are incorporated or organized, provided, however, that the Company Parties’ obligations pursuant to this Section 6.01(n) shall only apply if, and to the extent, a Company Party has authority to maintain such status per the terms of the joint venture or entity agreement;

(o)timely pay all fees and expenses as set forth in Section 13.23 of this Agreement; provided that the Company Parties shall not be responsible for any fees incurred after the termination of this Agreement as to all Parties (other than with respect to fees and expenses incurred after the termination of this Agreement due to the consummation of the Amended Plan on the Effective Date);

(p)timely file a formal objection to any motion filed with the Bankruptcy Court by a third party seeking the entry of an order modifying or terminating the Company Parties’ exclusive right to file and/or solicit acceptances of a plan of reorganization, as applicable; and

(q)use commercially reasonable efforts to obtain signature pages to this Agreement, a Joinder or a Transfer Agreement such that the aggregate outstanding principal amount of Notes held by Consenting Noteholders shall exceed 66 2/3% of the aggregate outstanding principal amount of all Notes and to timely update the Consenting Creditors with respect to such efforts.

6.02.Negative Commitments.  Except as set forth in Section 7, during the Agreement Effective Period, each of the Company Parties shall not directly or indirectly:

(a)object to, delay, impede, or take any other action to interfere with acceptance, implementation, or consummation of the Restructuring Transactions;

(b)take any action (i) that is inconsistent in any material respect with the Restructuring Transactions described in this Agreement, the Plan Term Sheet, or the Amended Plan, (ii) is intended to frustrate or impede approval, implementation and consummation of the Restructuring Transactions described in this Agreement, the Plan Term Sheet, or the Amended

Plan, or (iii) would have the effect of frustrating or impeding approval, implementation and consummation of the Restructuring Transactions described in this Agreement, the Plan Term Sheet, or the Amended Plan;

(c)modify the Amended Plan, in whole or in part, in a manner that is not consistent with this Agreement or the Plan Term Sheet in all material respects;

(d)file any motion, pleading, or Definitive Documentation with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is not materially consistent with this Agreement (including any consent rights of the Required Consenting Creditors set forth herein as to the form and substance of such motion, pleading or Definitive Document) or the Plan Term Sheet;

(e)file any motion, application, adversary proceeding, or Cause of Action challenging the validity, enforceability or priority of, or seeking avoidance or subordination of any Company Claim held by any Consenting Creditor or any transfer to the Bank Agent, Indenture Trustee, or any Consenting Creditor on account of a Company Claim; or

(f)seek or solicit any Alternative Restructuring Proposal.

Section 7.Additional Provisions Regarding Company Parties’ Commitments.

7.01.Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require a Company Party or the board of directors, board of managers, or similar governing body of a Company Party, upon advice of counsel to the Company Parties, to continue performing under this Agreement, to take any action or to refrain from taking any action with respect to the Restructuring Transactions to the extent taking or failing to take such action would cause such Company Party or the board of directors, board of managers or similar governing body of a Company Party to violate applicable Law or its fiduciary obligations under applicable Law, and any such action or inaction pursuant to this Section 7.01 shall not be deemed to constitute a breach of this Agreement. At all times prior to the date on which the Company Parties enter into any definitive agreement in respect of an Alternative Restructuring Proposal that a majority of the board of directors, board of managers or similar governing body of a Company Party determines in good faith consistent with its fiduciary duties, after receiving advice from counsel to the Company Parties, is a proposal that represents a higher or otherwise better recovery to the Company’s stakeholders than the Restructuring Transactions contemplated herein and in the Plan Term Sheet, the Company Parties shall (x) provide to Akin Gump, White & Case, PJT Partners, Jones Day, and Ducera a copy of any written offer or proposal (and notice and a description of any oral offer or proposal) for such Alternative Restructuring Proposal, in each case, identifying the Person making such Alternative Restructuring Proposal and specifying in detail the material terms and conditions of such Alternative Restructuring Proposal within two (2) Business Day of the Company Parties’ or their advisors’ receipt of such offer or proposal and (y) provide such information to Akin Gump, White & Case, PJT Partners, Jones Day, and Ducera regarding such discussions (including copies of any materials provided to such parties hereunder) as necessary to keep Akin Gump, White & Case, PJT Partners, Jones Day, and Ducera contemporaneously informed as to the status and substance of such discussions.  The Company Parties shall have first exercised their right in accordance with Section 11.03(d) of this Agreement to declare a termination event prior to the date on which the Company Parties enter into a definitive agreement in respect of such an Alternative Restructuring Proposal or make a public announcement regarding their intention to do so.  Upon any determination by any Company Party to exercise a fiduciary out, the other Parties to this Agreement shall be immediately and automatically relieved of any obligation to comply with their respective covenants and agreements herein in accordance with Section 11.07 hereof.

7.02.Nothing in this Agreement shall: (a) impair or waive the rights of any Company Party to assert or raise any objection permitted under this Agreement in connection with the Restructuring Transactions; or (b) prevent any Company Party from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement.

Section 8.Transfer of Interests and Securities.

8.01.During the Agreement Effective Period, no Consenting Creditor shall Transfer any ownership (including any beneficial ownership as defined in the Rule 13d-3 under the Exchange Act) in any Company Claims, in whole or in part, to any affiliated or unaffiliated party, including any party in which it may hold a direct or indirect beneficial interest, unless:  either (i) the transferee executes and delivers to counsel to the Company Parties, at or before the time of the proposed Transfer, either (x) a transfer agreement in the form attached here to as Exhibit D (each, a “Transfer Agreement”) or (y) a joinder in the form attached hereto as Exhibit E (each, a “Joinder”) or (ii) the transferee is a Consenting Creditor and the transferee provides notice of such Transfer (including the amount and type of Company Claim Transferred) to each of (a) White & Case, (b) Akin Gump, and (c) Jones Day by the close of business on the second Business Day following such Transfer.

8.02.Upon compliance with the requirements of Section 8.01, the transferor shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement to the extent of the rights and obligations in respect of such transferred Company Claims.  With respect to Company Claims held by the relevant transferee upon consummation of a Transfer, such transferee is deemed to make all of the representations and warranties of a Consenting Creditor and undertake all obligations relevant to such transferor (including, for the avoidance of doubt, the commitments made in Section 4.02) set forth in this Agreement.  Any Transfer in violation of Section 8.01 shall be null and void ab initio.

8.03.This Agreement shall in no way be construed to preclude any Consenting Creditor from acquiring additional Company Claims; provided, however, that (a) such additional Company Claims shall automatically and immediately upon acquisition by a Consenting Creditor be deemed subject to the terms of this Agreement (regardless of when or whether notice of such acquisition is given to counsel to the Company Parties or to each of counsel to the Consenting Creditors) and (b) such Consenting Creditor must provide notice of such acquisition (including the amount and type of Company Claim acquired) to counsel to the Company Parties within three (3) Business Days of such acquisition.

8.04.This Section 8 shall not impose any obligation on any Company Party to issue any “cleansing letter” or otherwise publicly disclose information for the purpose of enabling a Consenting Creditor to Transfer any of its Company Claims.  Notwithstanding anything to the contrary herein, to the extent a Company Party and another Party have entered into a Confidentiality Agreement, the terms of such Confidentiality Agreement shall continue to apply and remain in full force and effect according to its terms, and this Agreement does not supersede any rights or obligations otherwise arising under such Confidentiality Agreements.

8.05.Notwithstanding Section 8.01, a Qualified Marketmaker that acquires any Company Claims with the purpose and intent of acting as a Qualified Marketmaker for such Company Claims shall not be required to execute and deliver a Transfer Agreement in respect of such Company Claims if such Qualified Marketmaker subsequently Transfers such Company Claims (by purchase, sale assignment, participation, or otherwise) to a transferee that is a Consenting Creditor or a transferee who executes and delivers to counsel to the Company Parties, at or before the time of the proposed Transfer, a Transfer Agreement; provided that the original Consenting Creditor shall remain bound by the terms of this Agreement until such time as the Qualified Marketmaker transfers the Company Claims to a transferee that delivers a Transfer Agreement.

8.06.Notwithstanding anything to the contrary in this Section 8, the restrictions on Transfer set forth in this Section 8 shall not apply to the grant of any Liens or encumbrances on any Company Claims in favor of a bank or broker-dealer holding custody of such Company Claims in the ordinary course of business and which Lien or encumbrance is released upon the Transfer of such Company Claims.

Section 9.Representations and Warranties of Consenting Creditors.  Each Consenting Creditor severally, and not jointly, represents and warrants that, as of the date such Consenting Creditor executes and delivers this Agreement:

(a)it beneficially holds, or advises or manages for a beneficial holder, the face amount of the Company Claims reflected in such Consenting Creditor’s signature page to this Agreement, a Joinder or a Transfer Agreement, as applicable (as may be updated pursuant to Section 8);

(b)it has the full power and authority to act on behalf of, vote and consent to matters concerning, such Company Claims;

(c)such Company Claims are free and clear of any pledge, Lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition, transfer, or encumbrances of any kind, that would materially and adversely affect such Consenting Creditor’s ability to perform any of its obligations under this Agreement at the time such obligations are required to be performed;

(d)it is (i) a “qualified institutional buyer” as defined in Rule 144A under the Securities Act, (ii) not a “U.S.” person as defined in Regulation S under the Securities Act, or (iii) an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, in each case with sufficient knowledge and experience to evaluate properly the terms and conditions of this Agreement and to consult with its legal and financial advisors with respect to its investment decision to execute this Agreement, and it has made its own analysis and decision to enter into this Agreement;

(e)it has reviewed, or has had the opportunity to review, with the assistance of professional and legal advisors of its choosing, all information it deems necessary and appropriate for it to evaluate the financial risks inherent in the Restructuring Transactions and the terms of the Plan Term Sheet; and

(f)it has all necessary power and authority to vote, approve changes to, and Transfer all of its Company Claims referable to it as contemplated by this Agreement subject to applicable Law.

Section 10.Mutual Representations, Warranties, and Covenants. Each of the Parties, severally, and not jointly, represents, warrants, and covenants to each other Party, as of the date such Party executed and delivers this Agreement:

(a)it is validly existing and in good standing under the Laws of the state of its organization, and this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;

(b)except as expressly provided in this Agreement, the Plan Term Sheet, or the Bankruptcy Code, no consent or approval is required by any other Entity in order for it to effectuate the Restructuring Transactions contemplated by, and perform its respective obligations under, this Agreement;

(c)the entry into and performance by it of, and the transactions contemplated by, this Agreement do not, and will not, conflict in any material respect with any Law or regulation applicable to it or with any of its articles of association, memorandum of association or other constitutional documents;

(d)except as expressly provided in this Agreement or the Bankruptcy Code, it has (or will have, at the relevant time) all requisite corporate or other power and authority to enter into, execute, and deliver this Agreement and to effectuate the Restructuring Transactions contemplated by, and perform its respective obligations under, this Agreement; and

(e)except as expressly provided by this Agreement, it is not party to any restructuring or similar agreements or arrangements with the other Parties to this Agreement that have not been disclosed to all Parties to this Agreement.

Section 11.Termination Events.

11.01.Consenting Creditor Termination Events. This Agreement may be terminated by the Required Consenting Noteholders or the Required Consenting Bank Lenders, or the Required Consenting Crossholders (but only with respect to the events set forth in (a)(y) and (g)) or the Required Consenting Non-Crossholders (but only with respect to the events set forth in (a)(y) and (g)) by the delivery to the Company Parties of a written notice in accordance with Section 13.10 hereof upon the occurrence of the following events:

(a)(x) any Company Party shall have breached (other than an immaterial breach) its obligations under this Agreement, which breach (to the extent curable) is not cured within five (5)

Business Days after the giving of written notice of such breach in accordance with Section 13.10 hereof, or (y) a Company Party files, publicly announces, or informs counsel to each of the Consenting Creditors of its intention to file a chapter 11 plan that contains terms and conditions that are not otherwise consistent in all material respects with this Agreement and the Plan Term Sheet;

(b)any Company Party shall have breached (other than an immaterial breach) any representation, warranty, or covenant of such Company Party set forth in this Agreement that (to the extent curable) remains uncured for a period of five (5) Business Days after written notice and a description of such breach is provided to the Company Parties;

(c)the issuance by any Governmental Entity of any final, non-appealable ruling or order that (i) would reasonably be expected to prevent the consummation of a material portion of the Restructuring Transactions and (ii) remains in effect for ten (10) Business Days after the Required Consenting Noteholders or Required Consenting Bank Lenders, as applicable, transmit a written notice in accordance with Section 13.10 hereof detailing any such issuance;

(d)the entry of an order by the Bankruptcy Court, or the filing of a motion or application by any Company Party seeking an order (without the prior written consent of the Required Consenting Noteholders and Required Consenting Bank Lenders, as applicable), (i) converting one or more of the Chapter 11 Cases of a Company Party to a case under chapter 7 of the Bankruptcy Code, (ii) appointing an examiner with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code or a trustee in one or more of the Chapter 11 Cases of a Company Party, or (iii) rejecting this Agreement;

(e)the Bankruptcy Court enters an order denying confirmation of the Amended Plan;

(f)the failure of the Company Parties to meet any of the following milestones (collectively, the “Milestones”) as and when due, unless such Milestone is extended with the express prior written consent of the Required Consenting Noteholders and Required Consenting Bank Lenders (in each case, such consent not to be unreasonably withheld), which consent may be provided via email from counsel to the Required Consenting Noteholders and counsel to the Bank Agent (as directed by Required Consenting Bank Lenders) (for the avoidance of doubt, “Agreement Effective Date” as set forth in this Section 11.01(f) shall be the Agreement Effective Date as applicable to the Consenting Creditors):

(i)No later than 14 days after the Agreement Effective Date, the Company Parties shall have filed a motion seeking authority to perform pursuant to the terms of this Agreement;

(ii)No later than 14 days after the Agreement Effective Date, the Bankruptcy Court shall have entered a final order approving use of cash collateral that is reasonably acceptable to the Company and the Required Consenting Creditors and not inconsistent with the terms of this Agreement and the Plan Term Sheet;

(iii)No later than 25 days after the Agreement Effective Date, the Company Parties shall have filed the Amended Plan and related Disclosure Statement;

(iv)No later than 45 days after the Agreement Effective Date, the Bankruptcy Court shall have entered an order authorizing performance pursuant to this Agreement or shall have held a hearing to consider such authorization;

(v)No later than 65 days after the Agreement Effective Date, the Bankruptcy Court shall have entered an order approving the Disclosure Statement;

(vi)No later than 180 days after the Agreement Effective Date, the Bankruptcy Court shall have entered the Confirmation Order; and

(vii)No later than November 1, 2021 the Effective Date shall have occurred.

(g)any Company Party (i) files, amends, or modifies, or files a pleading seeking approval of, any Definitive Document or authority to amend or modify any Definitive Document, in a manner that is inconsistent with, or constitutes a breach of, this Agreement, without the prior written consent of the Consenting Creditors who have consent rights over such Definitive Document(s), (ii) withdraws the Amended Plan without the prior consent of the Required Consenting Noteholders and the Required Consenting Bank Lenders, or (iii) publicly announces its intention to take any such acts listed in the foregoing clause (i) or (ii), in the case of each of the foregoing clauses (i) through (ii), which remains uncured (to the extent curable) for five (5) Business Days after such terminating Consenting Creditors transmit a written notice in accordance with Section 13.10 detailing any such breach;

(h)upon delivery of notice by a Company Party pursuant to Section 7.01; or

(i)any Company Party fails to pay the fees and expenses set forth in Section 13.23 as and when required; provided, however, that the Effective Date shall not occur until and unless the fees and expenses set forth in Section 13.23 shall have been paid in full; provided that, notwithstanding anything herein to the contrary, payment of fees and expenses pursuant to clause (A)(v) of Section 13.23 may be waived only by the Required Consenting Non-Crossholders in their sole discretion.

11.02.Consenting Noteholder Termination Events.  This Agreement may be terminated by the Required Consenting Noteholders, or solely with respect to the events set forth in subsection (e) below, the Required Consenting Crossholders or the Required Consenting Non-Crossholders, by the delivery to the Company Parties of a written notice in accordance with Section 13.10 hereof upon the occurrence of any of the following events:

(a)any Company Party files with the Bankruptcy Court any motion or application seeking authority to sell any material assets outside the ordinary course of business without the prior written consent of the Required Consenting Noteholders (such consent not to be unreasonably withheld); provided that this Consenting Noteholder Termination Event shall not apply if the aggregate purchase price of such assets is less than $15 million, provided further that the Company Parties shall hold the proceeds from such sales in escrow for the benefit of the Consenting Noteholders; provided further that this Consenting Noteholder Termination Event shall not apply if the sale is consummated pursuant to the Order (I) Establishing Procedures for De Minimis Asset Sales, and (II) Granting Related Relief [Docket No. 264];

(b)any Company Party, or Affiliate of a Company Party, or any Consenting Bank Lender files a motion, application, adversary proceeding, or Cause of Action challenging the validity, enforceability or priority of, or seeking avoidance or subordination of the Notes Claims or any transfer to the Indenture Trustee or any Consenting Noteholder on account of the Notes Claims; provided, however, that the pendency of the Adversary Proceeding will not constitute a Consenting Noteholder Termination Event unless any Consenting Bank Lender attempts after the Agreement Effective Date either (x) to prosecute any of the Causes of Action presently asserted in the Adversary Proceeding or (y) attempts to assert additional Causes of Action in the Adversary Proceeding;

(c)any Company Party, or Affiliate of a Company Party, or any Consenting Bank Lender support any application, adversary proceeding, or Cause of Action referred to in the immediately preceding clause (b) filed by a third party, or consents to the standing of any such third party to bring such application, adversary proceeding, or Cause of Action;

(d)the modification in any material respect of the employment terms of any member of the Section 16 Officers without the consent of the Required Consenting Noteholders; provided that the Amended Employment Agreements shall not be deemed modifications for purposes of this Section 11.02(d); and

(e)the breach in any material respect by Consenting Bank Lenders holding an amount of Bank Lender Claims that would result in non-breaching Consenting Bank Lenders holding less than two-thirds (66.67%) of the aggregate Bank Lender Claims held by all of the Consenting Bank Lenders of any provision set forth in this Agreement that remains uncured for a period of three (3) Business Days after the receipt by such Consenting Bank Lenders of notice of such breach.

11.03.Company Party Termination Events.  Any Company Party may terminate this Agreement as to all Parties upon prior written notice to all Parties in accordance with Section 13.10 hereof upon the occurrence of any of the following events:

(a)the breach in any material respect by Consenting Noteholders holding an amount of Notes that would result in non-breaching Consenting Noteholders holding less than two-thirds (66.67%) of the aggregate principal amount of Notes held by all of the Consenting Noteholders of any provision set forth in this Agreement that remains uncured for a period of three (3) Business Days after the receipt by such Consenting Noteholders of notice of such breach;

(b)the breach in any material respect by Consenting Bank Lenders holding an amount of Bank Lender Claims that would result in non-breaching Consenting Bank Lenders holding less than two-thirds (66.67%) of the aggregate Bank Lender Claims held by all of the Consenting Bank Lenders of any provision set forth in this Agreement that remains uncured for a period of three (3) Business Days after the receipt by such Consenting Bank Lenders of notice of such breach;

(c)the issuance by any Governmental Entity of any final, non-appealable ruling or order that (i) would reasonably be expected to prevent the consummation of a material portion of the Restructuring Transactions and (ii) remains in effect for ten (10) Business Days after such terminating Company Party transmits a written notice in accordance with Section 13.10 hereof detailing any such issuance; provided that this termination right shall not apply to or be exercised by any Company Party if any Company Party sought or requested such ruling or order in contravention of any obligation or restriction set out in this Agreement; provided further that nothing in this paragraph is intended to limit the rights of the Company Parties as set forth in Section 7.01;

(d)the board of directors, board of managers, or similar governing body of a Company Party determines, after receiving written advice from counsel to the Company Parties, that, based on such advice, continued performance under this Agreement would violate applicable Law or would be inconsistent with the exercise of its fiduciary duties under applicable Law; or

(e)the entry of an order by the Bankruptcy Court (i) converting one or more of the Chapter 11 Cases of a Company Party to a case under chapter 7 of the Bankruptcy Code or (ii) appointing an examiner with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code or a trustee in one or more of the Chapter 11 Cases of a Company Party; provided that this termination right shall not apply to or be exercised by any Company Party if any Company Party sought or requested such order or appointment in contravention of any obligation or restriction set out in this Agreement or otherwise violated Section 6.01(k).

11.04.Consenting Bank Lender Termination Events.  This Agreement may be terminated by the Required Consenting Bank Lenders by the delivery to the Company Parties of a written notice in accordance with Section 13.10 hereof upon the occurrence of any of the following events:

(a)

(a)any Company Party files with the Bankruptcy Court any motion or application seeking authority to sell any assets of any of the Bank Claim Subsidiaries outside the ordinary course of business without the prior written consent of the Required Consenting Bank Lender; provided that this Consenting Bank Lender Termination Event shall not apply if the sale is consummated pursuant to the Order (I) Establishing Procedures for De Minimis Asset Sales, and (II) Granting Related Relief [Docket No. 264];

(b)any Company Party, or Affiliate of a Company Party, or any Consenting Noteholder files a motion, application, adversary proceeding, or Cause of Action challenging the validity, enforceability or priority of, or seeking avoidance or subordination of the Bank Lender Claims or any transfer to the Bank Agent or any Consenting Bank Lender on account of the Bank Lender Claims; provided, however, that the pendency of the Adversary Proceeding will not constitute a Consenting Lender Termination Event unless any Company Party, or Affiliate of a Company Party, or any Consenting Noteholder attempts after the Agreement Effective Date either (x) to prosecute any of the Causes of Action presently asserted in the Adversary Proceeding or (y) attempts to assert additional Causes of Action in the Adversary Proceeding;

(c)any Company Party, or Affiliate of a Company Party, or any Consenting Noteholder support any application, adversary proceeding, or Cause of Action referred to in the immediately preceding clause (b) filed by a third party, or consents to the standing of any such third party to bring such application, adversary proceeding, or Cause of Action; or

(d)the breach in any material respect by Consenting Noteholders holding an amount of Note Claims that would result in non-breaching Consenting Noteholders holding less than two-thirds (66.67%) of the aggregate Note Claims held by all of the Consenting Noteholders of any provision set forth in this Agreement that remains uncured for a period of three (3) Business Days after the receipt by such Consenting Noteholders of notice of such breach.

11.05.Mutual Termination.  This Agreement, and the obligations of all Parties hereunder, may be terminated by mutual written agreement among all of the following: (a) the Required Consenting Noteholders; (b) the Required Consenting Bank Lenders; and (c) the Company Parties.

11.06.Automatic Termination.  This Agreement shall terminate automatically without any further required action or notice immediately upon the later of (a) the Effective Date and (b) the date on which the Confirmation Order becomes a Final Order.

11.07.Effect of Termination.  Upon the occurrence of a Termination Date as to a Party, this Agreement shall be of no further force and effect as to such Party and each Party subject to such termination shall be released from its commitments, undertakings, and agreements under or related to this Agreement and shall have the rights and remedies that it would have had, had it not entered into this Agreement, and shall be entitled to take all actions, whether with respect to the Restructuring Transactions or otherwise, that it would have been entitled to take had it not entered into this Agreement, including with respect to any and all Claims or Causes of Action.  Upon the occurrence of a Termination Date prior to the Confirmation Order being entered by a Bankruptcy Court, any and all consents or ballots tendered by the Parties subject to such termination before a Termination Date shall be deemed, for all purposes, to be null and void ab initio from the first instance and shall not be considered or otherwise used in any manner by the Parties in connection with the Restructuring Transactions and this Agreement or otherwise.  Nothing in this Agreement shall be construed as prohibiting any Party from contesting whether any such termination is in accordance with its terms or to seek enforcement of any rights under this Agreement that arose or existed before a Termination Date.  Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict (a) any right of any Company Party or the ability of any Company Party to protect and reserve its rights (including rights under this Agreement), remedies, and interests, including any Causes of Action against any Consenting Creditor, and (b) any right of any Consenting Creditor, or the ability of any Consenting Creditor, to protect and preserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Company Party or Consenting Creditor.  No purported termination of this Agreement shall be effective under this Section 11 or otherwise if the Party seeking to terminate this Agreement is in material breach of this Agreement.  Nothing in this Section 11.07 shall restrict any Company Party’s right to terminate this Agreement in accordance with Section 11.0211.03(d).

Section 12.Amendments and Waivers.

(a)This Agreement may not be modified, amended, or supplemented, and no condition or requirement of this Agreement may be waived, in any manner except in accordance with this Section 12.

(b)Except as otherwise provided herein, this Agreement may not be modified, amended, amended and restated or supplemented without the express prior written consent of the Company Parties, the Required Consenting Non-Crossholders, the Required Consenting Crossholders, and the Required Consenting Bank Lenders (in each case, in their sole discretion); provided, however, that if the proposed modification, amendment or supplement has a material, disproportionate (as compared to the other Consenting Non-Crossholders, Consenting Crossholders, or Consenting Bank Lenders, as applicable) and adverse effect on any of the Consenting Creditors, then the consent of each such affected Consenting Creditor shall also be required to effectuate such modification, amendment or supplement. In the event that an adversely affected Consenting Creditor does not consent to a modification, amendment and restatement or supplement to this Agreement (a “Non-Consenting Creditor”), but such modification, amendment and restatement or supplement receives the consent of the Required Consenting Non-Crossholders, the Required Consenting Crossholders, and the Required Consenting Bank Lenders, this Agreement shall be deemed to have been terminated only as to such Non-Consenting Creditor, but this Agreement shall continue in full force and effect in respect of all other Consenting Creditors who have so consented.

(c)Any proposed modification, amendment, waiver or supplement that does not comply with this Section 12 shall be ineffective and null and void ab initio.

(d)The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy under this Agreement shall operate as a waiver of any such right, power or remedy or any provision of this Agreement, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise of such right, power or remedy or the exercise of any other right, power or remedy.  All remedies under this Agreement are cumulative and are not exclusive of any other remedies provided by Law.

Section 13.Miscellaneous.

13.01.Acknowledgement.  Notwithstanding any other provision herein, this Agreement is not and shall not be deemed to be an offer with respect to any securities or solicitation of votes for the acceptance of a plan of reorganization for purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise.  Any such offer or solicitation will be made only in compliance with all applicable securities Laws, provisions of the Bankruptcy Code, and/or other applicable Law.

13.02.Exhibits Incorporated by Reference; Conflicts.  Each of the exhibits, annexes, signatures pages, and schedules attached hereto is expressly incorporated herein and made a part of this Agreement, and all references to this Agreement shall include such exhibits, annexes, and schedules. In the event of any inconsistency between this Agreement (without reference to the exhibits, annexes, and schedules hereto) and the Plan Term Sheet, the Plan Term Sheet shall govern.  In the event of any inconsistency between this Agreement (without reference to the exhibits, annexes, and schedules hereto) and any exhibits, annexes, and schedules hereto, other than the Plan Term Sheet, this Agreement (without reference to such other exhibits, annexes, and schedules thereto that are not the Plan Term Sheet) shall govern.

13.03.Further Assurances.  Subject to the other terms of this Agreement, the Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be reasonably appropriate or necessary, or as may be required by order of the Bankruptcy Court, from time to time, to effectuate the Restructuring Transactions, as applicable; provided, however, that this Section 13.03 shall not limit the right of any party hereto to exercise any right or remedy provided for in this Agreement (including the approval rights set forth in Section 0).

13.04.Complete Agreement.  Except as otherwise explicitly provided herein, this Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, oral or written, among the Parties with respect thereto, other than any Confidentiality Agreement.

13.05.GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM.  THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.  Notwithstanding the foregoing consent to jurisdiction in either a state or federal court of competent jurisdiction in the State of New York, Borough of Manhattan, each of the Parties hereby agrees that, so long as the Chapter 11 Cases are pending, the Bankruptcy Court shall have exclusive jurisdiction over all matters arising out of or in connection with this Agreement.  Each Party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, to the extent possible, in the Bankruptcy Court, and solely in connection with claims arising under this Agreement:  (a) irrevocably submits to the exclusive jurisdiction of the Bankruptcy Court; (b) waives any objection to laying venue in any such action or proceeding in the Bankruptcy Court; and (c) waives any objection that the Bankruptcy Court is an inconvenient forum or does not have jurisdiction over any Party hereto.

13.06.TRIAL BY JURY WAIVER.  EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

13.07.Execution of Agreement.  This Agreement may be executed and delivered in any number of counterparts and by way of electronic signature and delivery, each such counterpart, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement.  Except as expressly provided in this Agreement, each individual executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party.

13.08.Rules of Construction.  This Agreement is the product of negotiations among the Company Parties and each of the Consenting Creditors, and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof.  The Company Parties and the Consenting Creditors were each represented by counsel during the negotiations and drafting of this Agreement and continue to be represented by counsel.

13.09.Successors and Assigns; Third Parties. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors and permitted assigns, as applicable.  There are no third party beneficiaries under this Agreement, and the rights or obligations of any Party under this Agreement may not be assigned, delegated, or transferred to any other Entity except as expressly permitted hereby.

13.10.Notices. All notices hereunder shall be deemed given if in writing and delivered, by electronic mail, courier, or registered or certified mail (return receipt requested), to the following addresses (or at such other addresses as shall be specified by like notice):

(a)if to a Company Party, to:

CBL & Associates Properties, Inc.

2030 Hamilton Place Blvd., Suite 500

Chattanooga, Tennessee 37421-6000

Attention:	Stephen Lebovitz, Chief Executive Officer
Jeff Curry, Chief Legal Officer

E-mail addresses:	Stephen.Lebovitz@cblproperties.com
Jeff.Curry@cblproperties.com

with a copy to (which shall not constitute notice):

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention:	Ray C. Schrock, P.C.
Moshe A. Fink
Rachael L. Foust

E-mail addresses:	ray.schrock@weil.com
moshe.fink@weil.com
rachael.foust@weil.com

(b)if to a Consenting Noteholder, as set forth on the signature page for such Consenting Noteholder to this Agreement, a Transfer Agreement or a Joinder, as applicable, with a copy to (which shall not constitute notice):

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

Bank of America Tower

New York, NY 10036-6745

Attention:	Michael S. Stamer
Meredith A. Lahaie
Daniel G. Walsh

E-mail addresses:	mstamer@akingump.com
mlahaie@akingump.com
dwalsh@akingump.com

White & Case LLP

1221 Avenue of the Americas

New York, NY 10020-0905

Attention:	Thomas Lauria
Brian Pfeiffer
Michael Shepherd

E-mail addresses:	tlauria@whitecase.com
brian.pfeiffer@whitecase.com
mshepherd@whitecase.com

(c)if to a Consenting Bank Lender, as set forth on the signature page for such Consenting Bank Lender to this Agreement, a Transfer Agreement or a Joinder, as applicable, with a copy to (which shall not constitute notice):

Jones Day

325 John H. McConnell Boulevard

Columbus, OH 43215

Attention:	Matthew Corcoran
Benjamin Rosenblum

E-mail addresses:	mccorcoran@jonesday.com
brosenblum@jonesday.com

Any notice given by delivery, mail, or courier shall be effective when received.

13.11.Enforceability of Agreement.  Each of the Parties to the extent enforceable waives any right to assert that the exercise of termination rights under this Agreement is subject to the automatic stay provisions of the Bankruptcy Code, and expressly stipulates and consents hereunder to the prospective modification of the automatic stay provisions of the Bankruptcy Code for purposes of exercising termination rights under this Agreement, to the extent the Bankruptcy Court determines that such relief is required.

13.12.Waiver.  If the Restructuring Transactions are not consummated, or if this Agreement is terminated for any reason, the Parties fully reserve any and all of their rights and nothing herein shall constitute or be deemed to constitute such Party’s consent or approval of any chapter 11 plan of reorganization for the Company Parties or any waiver of any rights such Party may have under any subordination agreement.  Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms or the payment of damages to which a Party may be entitled under this Agreement.

13.13.Specific Performance.  It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party, and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief (without the posting of any bond and without proof of actual damages) as a remedy of any such breach, including an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.

13.14.Several, Not Joint, Claims.  Except where otherwise specified, the agreements, representations, warranties, and obligations of the Parties under this Agreement are, in all respects, several and not joint.

13.15.Severability and Construction.  If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect if essential terms and conditions of this Agreement for each Party remain valid, binding, and enforceable.

13.16.Survival. Notwithstanding (a) any Transfer of any Company Claims in accordance with Section 8 or (b) the termination of this Agreement in accordance with its terms, the agreements and obligations of the Parties in Section 11.07, Section 13 (except for Section 13.23 with respect to fees and expenses incurred after the termination of this Agreement as to all Parties (other than with respect to fees and expenses incurred after the termination of this Agreement due to the consummation of the Amended Plan on the Effective Date)), and the Confidentiality Agreements shall survive such Transfer and/or termination and shall continue in full force and effect for the benefit of the Parties in accordance with the terms hereof and thereof.

13.17.Remedies Cumulative.  All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at Law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party.

13.18.Capacities of Consenting Creditors.  Each Consenting Creditor has entered into this Agreement on account of all Company Claims that it holds (directly or through discretionary accounts that it manages or advises) and, except where otherwise specified in this Agreement, shall take or refrain from taking all actions that it is obligated to take or refrain from taking under this Agreement with respect to all such Company Claims; provided, however, that any Person (other than any Consenting Creditor as of the Agreement Effective Date and any of its Affiliates) that becomes a party hereto as a Consenting Creditor pursuant to this Agreement following the Agreement Effective Date agrees that it shall cause its Affiliates that hold Company Claims (directly or through discretionary accounts that it manages or advises) to comply with the provisions of this Agreement as if such Affiliate was a Consenting Creditor.  For the avoidance of doubt, this paragraph shall be subject in all respects to the understandings in Section 13.19 below.

13.19.Relationship Among Consenting Creditors.

(a)Notwithstanding anything herein to the contrary, the duties and obligations of the Consenting Creditors under this Agreement shall be several, not joint, with respect to each Consenting Creditor.  None of the Consenting Creditors shall have any fiduciary duty, any duty of trust or confidence in any form, or other duties or responsibilities in any kind or form to each other, any Consenting Creditor, any Company Party, or any of the Company Party’s respective creditors or other stakeholders, and there are no commitments among or between the Consenting Creditors as a result of this Agreement or the transactions contemplated herein or in the Plan Term Sheet, in each case except as expressly set forth in this Agreement.  No Party shall have any responsibility by virtue of this Agreement for any trading by any other entity.  The Consenting Creditors represent and warrant that as of the date hereof and for so long as this Agreement remains in effect, the Consenting Creditors have no agreement, arrangement, or understanding with respect to acting together for the purpose of acquiring, holding, voting, or disposing of any equity securities of the Company Parties.  No prior history, pattern, or practice of sharing confidences among or between the Parties shall in any way affect or negate this Agreement, and each Consenting Creditor shall be entitled to independently protect and enforce its rights, including the rights arising out of this Agreement, and it shall not be necessary for any other Consenting Creditor to be joined as an additional party in any proceeding for such purpose.  Nothing contained in this Agreement, and no action taken by any Consenting Creditor pursuant hereto is intended to constitute the Consenting Creditors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that any Consenting Creditor is in any way acting in concert or as a member of a “group” with any other Consenting Creditor or Consenting Creditors within the meaning of Rule 13d-5 under the Exchange Act.  For the avoidance of doubt no Consenting Creditor shall, nor shall any action taken by a Consenting Creditor pursuant to this Agreement, be deemed to be acting in concert or as any group with any other Consenting Creditor with respect to the obligations under this Agreement nor shall this Agreement create a presumption that the Consenting Creditors are in any way acting as a group.  The decision to commit to enter into the transactions contemplated by this Agreement has been made independently.

(b)The Parties understand that the Consenting Creditors are engaged in a wide range of financial services and businesses, and, in furtherance of the foregoing, the Company Parties acknowledge and agree that the obligations set forth in this Agreement shall only apply to the trading desk(s) and/or business group(s) of the Consenting Creditors that principally manage and/or supervise the Consenting Creditor’s investment in the Company Parties, and shall not apply to any other trading desk or business group of the Consenting Creditor so long as they are not acting at the direction or for the benefit of such Consenting Creditor.  Notwithstanding anything to the contrary in the Agreement, Company Claims, other claims, equity interests, actions or activities of a Consenting Bank Lender subject to this Agreement shall not include any Company Claims, other claims, equity interests, actions or activities held or performed in a fiduciary capacity or held, acquired or performed by any other division, business unit or trading desk of such Consenting Bank Lender, unless and until such division, business unit or trading desk is or becomes a party to this Agreement.

13.20.Email Consents.  Where a written consent, acceptance, approval, or waiver is required pursuant to or contemplated by this Agreement, pursuant to Section 3.02, Section 12, or otherwise, including a written approval by the Company Parties, the Required Consenting Noteholders, the Required Consenting Crossholders, the Required Consenting Non-Crossholders, or the Required Consenting Bank Lenders, such written consent, acceptance, approval, or waiver shall be deemed to have occurred if, by agreement between counsel to the Parties submitting and receiving such consent, acceptance, approval, or waiver, it is conveyed in writing (including electronic mail) between each such counsel without representations or warranties of any kind on behalf of such counsel.

13.21.Settlement Discussions.  This Agreement is part of a proposed settlement of matters that could otherwise be the subject of litigation among the Parties. Nothing in this Agreement shall be deemed an admission of any kind.  Pursuant to Federal Rule of Evidence 408, any applicable state rules of evidence and any other applicable law, foreign or domestic, this Agreement, and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than to prove the existence of this Agreement or in a proceeding to enforce the terms of this Agreement.

13.22.Good Faith Cooperation. The Parties shall cooperate with each other in good faith and shall coordinate their activities (to the extent reasonably practicable) in respect of all matters concerning the implementation and consummation of the Restructuring.

13.23.Fees and Expenses.  Following authorization by the Bankruptcy Court to perform pursuant to the terms of this Agreement, and to the extent not paid by the Company Parties as of the date thereof, the Company shall pay in cash or reimburse all reasonable and documented fees and out of pocket expenses (regardless of whether such fees and expenses were incurred before or after the Petition Date) of the following advisors:  (A)(i) Akin Gump, as legal counsel to the Consenting Noteholders; (ii) White & Case, as legal counsel to certain Consenting Crossholders; (iii) PJT Partners, as the financial advisor retained on behalf of the Consenting Noteholders; (iv) Raider Hill Advisors, LLC and any other professionals or advisors (including one (1) local counsel in Delaware) retained by the Consenting Noteholders with the consent of the Company (such consent not to be unreasonably withheld); and (v) reasonable and documented out of pocket expenses of individual Consenting Noteholders (including fees and expenses of external counsel) in an amount not to exceed $500,000 in the aggregate; provided that if the reasonable and documented out of pocket expenses of individual Consenting Noteholders (including fees and expenses of external counsel) payable pursuant to this clause (A)(v) exceed $500,000 (or such greater amount as agreed by the Company and Required Consenting Noteholders) in the aggregate, such amounts shall be shared pro rata by the individual Consenting Noteholders seeking payment of out of pocket expenses based on each individual Consenting Noteholders’ percentage held of the aggregate outstanding principal amount of the Notes held by all individual Consenting Noteholders seeking payment of their out of pocket expenses pursuant to this clause (A)(v); provided, further, that, for the avoidance of doubt, the Company Parties shall in no event pay in excess of the $500,000 cap; and (B)(i) Jones Day, as legal counsel to the Bank Agent; (ii) Ducera Partners, as the financial advisor retained by the Bank Agent; (iii) Newmark & Company Real Estate, Inc. d/b/a Newmark Knight Frank, as advisor to Jones Day; (iv) Consilio LLC and Epiq, as third-party litigation vendors of Bank Agent; and (v) such local counsel as Bank Agent or Jones Day may engage to assist with State specific issues related to the collateral properties, provided that, if practicable, such local counsel shall not duplicate efforts with the local counsel to the Consenting Noteholders engaged for the same purpose; and (C) reasonable and documented out of pocket expenses of individual Consenting Bank Lenders (including fees and expenses of external counsel) that become Consenting Bank Lenders prior to, on, or within thirty (30) days after, the Agreement Effective Date.

13.24.Public Disclosure; Confidential Information.  Under no circumstances may any Party make any public disclosure of any kind that would disclose either: (i) the holdings of any Consenting Creditors (including the signature pages hereto, which shall not be publicly disclosed or filed) or (ii) the identity of any Consenting Creditor without the prior written consent of such

Consenting Creditor or the order of a Bankruptcy Court or other court with competent jurisdiction, or as may otherwise be required by law.  Any obligations the Company may have under or in connection with this Agreement to furnish Confidential Information to a Consenting Creditor shall be subject to such any confidentiality agreement in place between the Company and such Consenting Creditor.

13.25.Withholding.  The Company Parties shall each be entitled to deduct and withhold (or cause to be deducted or withheld) from amounts otherwise payable and deliverable to any Person hereunder such amounts as it is required to deduct and withhold with respect to the making of the relevant payment under applicable law.  The Company Parties shall use commercially reasonable efforts to provide the payment recipient with reasonable advance notice of any withholding that it intends to make pursuant to this provision, and shall use its commercially reasonable efforts to cooperate with such payment recipient to minimize any applicable withholding.  To the extent that amounts are deducted and withheld, such amounts shall be paid to the appropriate Governmental Authority and treated for all purposes as having been paid to the Person in respect of which such deduction and withholding was made.  The Parties agree not to treat the Notes as a “United States real property interest” within the meaning of section 897(c)(1) of title 26 of the United States Code and no Party shall take any position (whether in audits, tax returns, or otherwise) that is inconsistent with the foregoing treatment unless required to do so by applicable law.

[Remainder of Page Intentionally Blank.]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the day and year first above written.

Company Parties

On behalf of the Company Parties listed on Exhibit A, hereto:

CBL & ASSOCIATES LIMITED PARTnERSHIP,

by: CBL Holdings I, Inc. its general partner

By: /s/ Farzana Khaleel

Name:  Farzana Khaleel

Title:  Executive Vice President

      and Chief Financial Officer

-and-

CBL & ASSOCIATES PROPERTIES, INC.

By: /s/ Farzana Khaleel

Name:  Farzana Khaleel

Title:  Executive Vice President

      and Chief Financial Officer

[Signature Page to the Restructuring Support Agreement]

EXHIBIT A

Company Parties

Entity	Case No.	Entity	Case No.
CBL/Sunrise Commons, L.P.	20-35225	Pearland Town Center Limited Partnership	20-35260
CBL & Associates Properties, Inc.	20-35226	POM-College Station, LLC	20-35262
CBL Holdings I, Inc.	20-35227	Turtle Creek Limited Partnership	20-35263
CBL Holdings II, Inc.	20-35228	Akron Mall Land, LLC	20-35267
CBL & Associates Limited Partnership	20-35229	Alamance Crossing II, LLC	20-35268
CBL & Associates Management, Inc.	20-35230	Alamance Crossing, LLC	20-35269
Arbor Place Limited Partnership	20-35231	APWM, LLC	20-35270
CBL RM-Waco, LLC	20-35232	Asheville, LLC	20-35271
CBL SM-Brownsville, LLC	20-35233	Brookfield Square Joint Venture	20-35272
CBL/Imperial Valley GP, LLC	20-35234	Brookfield Square Parcel, LLC	20-35273
CBL/Kirkwood Mall, LLC	20-35235	CBL Eagle Point Member, LLC	20-35274
CBL/Madison I, LLC	20-35236	CBL/Old Hickory II, LLC	20-35302
CBL/Richland G.P., LLC	20-35237	CBL/Parkdale Crossing GP, LLC	20-35303
CBL/Sunrise GP, LLC	20-35238	CBL/Parkdale Crossing, L.P.	20-35304
CBL/Westmoreland I, LLC	20-35239	CBL/Parkdale Mall GP, LLC	20-35305
CBL/Westmoreland II, LLC	20-35240	CBL/Parkdale, LLC	20-35306
CBL/Westmoreland, L.P.	20-35241	CBL/Penn Investments, LLC	20-35310
Cherryvale Mall, LLC	20-35242	CBL/Sunrise Commons GP, LLC	20-35312

Entity	Case No.	Entity	Case No.
CW Joint Venture, LLC	20-35243	CBL/Sunrise Land, LLC	20-35313
Frontier Mall Associates Limited Partnership	20-35244	CBL/Sunrise XS Land, L.P.	20-35315
Hixson Mall, LLC	20-35245	CBL-840 GC, LLC	20-35317
Imperial Valley Mall GP, LLC	20-35246	Charleston Joint Venture	20-35319
Imperial Valley Mall II, L.P.	20-35247	Coolsprings Crossing Limited Partnership	20-35322
Imperial Valley Mall, L.P.	20-35248	Cross Creek Anchor S GP, LLC	20-35323
JG Winston-Salem, LLC	20-35249	Cross Creek Anchor S, LP	20-35325
CBL HP Hotel Member, LLC	20-35275	D’Iberville CBL Land, LLC	20-35327
CBL Statesboro Member, LLC	20-35276	Dakota Square Mall CMBS, LLC	20-35328
CBL Walden Park, LLC	20-35277	Development Options, Inc.	20-35330
CBL/Brookfield I, LLC	20-35278	Dunite Acquisitions, LLC	20-35333
CBL/Brookfield II, LLC	20-35279	East Towne Parcel I, LLC	20-35335
CBL/Cherryvale I, LLC	20-35282	EastGate Anchor S, LLC	20-35336
CBL/Citadel I, LLC	20-35283	EastGate Company	20-35339
CBL/Citadel II, LLC	20-35284	Eastland Anchor M, LLC	20-35341
CBL/EastGate I, LLC	20-35285	Eastland Holding I, LLC	20-35343
CBL/EastGate II, LLC	20-35286	Eastland Holding II, LLC	20-35345
CBL/EastGate Mall, LLC	20-35287	Eastland Mall, LLC	20-35347
CBL/Fayette I, LLC	20-35288	Eastland Member, LLC	20-35348
CBL/Fayette II, LLC	20-35295	Fayette Middle Anchor, LLC	20-35350
CBL/GP Cary, Inc.	20-35296	Fayette Plaza CMBS, LLC	20-35334
CBL/GP II, Inc.	20-35307	GCTC Peripheral IV, LLC	20-35337

Entity	Case No.	Entity	Case No.
CBL/GP V, Inc.	20-35309	Gunbarrel Commons, LLC	20-35338
CBL/GP VI, Inc.	20-35311	Hamilton Place Anchor S, LLC	20-35342
CBL/GP, Inc.	20-35314	Hammock Landing/West Melbourne, LLC	20-35344
CBL/Gulf Coast, LLC	20-35316	Hanes Mall Parcels, LLC	20-35346
CBL/J I, LLC	20-35318	Pearland-OP Parcel 8, LLC	20-35401
CBL/J II, LLC	20-35320	Port Orange Holdings II, LLC	20-35404
CBL/Monroeville Expansion I, LLC	20-35321	Seacoast Shopping Center Limited Partnership	20-35408
CBL/Monroeville Expansion II, LLC	20-35324	Shoppes at St. Clair CMBS, LLC	20-35396
CBL/Monroeville Expansion III, LLC	20-35326	South County Shoppingtown LLC	20-35400
CBL/Monroeville Expansion Partner, L.P.	20-35280	Southaven Town Center, LLC	20-35402
CBL/Monroeville Expansion, L.P.	20-35289	Southaven Towne Center II, LLC	20-35406
CBL/Monroeville I, LLC	20-35291	Southpark Mall, LLC	20-35413
CBL/Monroeville II, LLC	20-35292	Southpark Mall-DSG, LLC	20-35416
CBL/Monroeville III, LLC	20-35293	St. Clair Square GP I, LLC	20-35417
CBL/Monroeville Partner, L.P.	20-35298	St. Clair Square Limited Partnership	20-35419
CBL/Monroeville, L.P.	20-35299	St. Clair Square SPE, LLC	20-35421
CBL/Nashua Limited Partnership	20-35300	Stroud Mall, LLC	20-35405
CBL/Old Hickory I, LLC	20-35301	Tenn-GP Holdings, LLC	20-35410

Entity	Case No.	Entity	Case No.
Harford Mall Business Trust	20-35349	The Courtyard at Hickory Hollow Limited Partnership	20-35415
Henderson Square Limited Partnership	20-35351	The Landing at Arbor Place II, LLC	20-35418
Hickory Point Outparcels, LLC	20-35352	The Pavilion at Port Orange, LLC	20-35420
Imperial Valley Commons, L.P.	20-35357	TN-Land Parcels, LLC	20-35422
Imperial Valley Peripheral L.P.	20-35358	TX-Land Parcels, LLC	20-35423
IV Commons, LLC	20-35361	Valley View Mall SPE, LLC	20-35424
IV Outparcels, LLC	20-35364	Volusia Mall GP, Inc.	20-35426
Jefferson Anchor M, LLC	20-35367	Volusia Mall Limited Partnership	20-35427
Jefferson Anchor S, LLC	20-35369	Volusia SAC, LLC	20-35397
Jefferson Mall Company II, LLC	20-35359	Volusia-OP Peripheral, LLC	20-35399
JG Gulf Coast Town Center LLC	20-35360	West Towne District, LLC	20-35403
Laurel Park Retail Holding LLC	20-35362	Westgate Crossing Limited Partnership	20-35407
Laurel Park Retail Properties LLC	20-35363	WestGate Mall II, LLC	20-35409
Lexington Joint Venture	20-35365	WestGate Mall Limited Partnership	20-35411
LHM-Utah, LLC	20-35370	WI-Land Parcels, LLC	20-35412
Meridian Mall Limited Partnership	20-35373	York Galleria Limited Partnership	20-35414
Mid Rivers Land LLC	20-35374	Arbor Place II, LLC	N/A
Mid Rivers Mall CMBS, LLC	20-35375	CBL Ambassador Member, LLC	N/A

Entity	Case No.	Entity	Case No.
Monroeville Anchor Limited Partnership	20-35376	CBL BI Developments II Member, LLC	N/A
Montgomery Partners, L.P.	20-35378	CBL BI Developments Member, LLC	N/A
North Charleston Joint Venture II, LLC	20-35379	CBL El Paso Member, LLC	N/A
Northgate SAC, LLC	20-35382	CBL El Paso Outparcel Member, LLC	N/A
Northpark Mall/Joplin, LLC	20-35384	CBL Fremaux Member, LLC	N/A
Old Hickory Mall Venture	20-35387	CBL Gettysburg Member, LLC	N/A
Old Hickory Mall Venture II, LLC	20-35388	CBL Laredo Member, LLC	N/A
Parkdale Anchor M, LLC	20-35389	CBL Louisville Member, LLC	N/A
Parkdale Crossing Limited Partnership	20-35390	CBL Louisville Outparcel Member, LLC	N/A
Parkdale Mall Associates, L.P.	20-35391	CBL Woodstock Member, LLC	N/A
Parkdale Mall, LLC	20-35394	CBL Woodstock Outparcel Member, LLC	N/A
Parkway Place Limited Partnership	20-35395	CBL/Kentucky Oaks, LLC	N/A
Parkway Place SPE, LLC	20-35398	CBL/MSC II, LLC	N/A
Kirkwood Mall Acquisition LLC	20-35251	CBL/MSC, LLC	N/A
Kirkwood Mall Mezz LLC	20-35250	CBL/Penn Investments, LLC	N/A
Layton Hills Mall CMBS, LLC	20-35252	CBL/Stroud, Inc.	N/A
Madison Joint Venture, LLC	20-35254	CBL/York Town Center GP, LLC	N/A
Madison/East Towne, LLC	20-35256	CBL/York Town Center, LLC	N/A

Entity	Case No.	Entity	Case No.
Madison/West Towne, LLC	20-35257	CBL/York, Inc.	N/A
Mall del Norte, LLC	20-35258	CBL-D’Iberville Member, LLC	N/A
Mayfaire GP, LLC	20-35253	CBL-TRS Member I, LLC	N/A
Mayfaire Town Center, LP	20-35255	Cross Creek Mall, LLC	N/A
MDN/Laredo GP, LLC	20-35259	Eastland Anchor M, LLC	N/A
Mortgage Holdings, LLC	20-35261	Oak Park Holding I, LLC	N/A
Multi-GP Holdings, LLC	20-35265	The Galleria Associates, L.P.	N/A
Pearland Ground, LLC	20-35266	Volusia Mall Member SPE, LLC	N/A
Pearland Town Center GP, LLC	20-35264

EXHIBIT B

Plan Term Sheet

Execution Version

CBL & ASSOCIATES PROPERTIES, INC.

Plan TERM SHEET

March 21, 2021

THIS TERM SHEET IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCE OR REJECTION OF A CHAPTER 11 PLAN OF REORGANIZATION PURSUANT TO THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL BE MADE ONLY IN COMPLIANCE WITH ALL APPLICABLE SECURITIES LAWS AND, IF APPLICABLE, PROVISIONS OF THE BANKRUPTCY CODE. THIS TERM SHEET IS BEING PROVIDED IN FURTHERANCE OF SETTLEMENT DISCUSSIONS AND IS ENTITLED TO PROTECTION PURSUANT TO RULE 408 OF THE FEDERAL RULES OF EVIDENCE AND ANY SIMILAR FEDERAL OR STATE RULE OF EVIDENCE. THE TRANSACTIONS DESCRIBED IN THIS TERM SHEET ARE SUBJECT IN ALL RESPECTS TO, AMONG OTHER THINGS, EXECUTION AND DELIVERY OF DEFINITIVE DOCUMENTATION AND SATISFACTION OR WAIVER OF THE CONDITIONS PRECEDENT SET FORTH THEREIN.

NOTHING IN THIS TERM SHEET SHALL CONSTITUTE OR BE CONSTRUED AS AN ADMISSION OF ANY FACT OR LIABILITY, A STIPULATION OR A WAIVER, AND EACH STATEMENT CONTAINED HEREIN IS MADE WITHOUT PREJUDICE, WITH A FULL RESERVATION OF ALL RIGHTS, REMEDIES, CLAIMS AND DEFENSES OF THE COMPANY PARTIES AND ANY CREDITOR PARTY. THIS TERM SHEET DOES NOT INCLUDE A DESCRIPTION OF ALL OF THE TERMS, CONDITIONS, AND OTHER PROVISIONS THAT ARE TO BE CONTAINED IN THE DEFINITIVE DOCUMENTATION, WHICH REMAIN SUBJECT TO DISCUSSION, NEGOTIATION AND EXECUTION. EXCEPT AS PROVIDED IN THE RESTRUCTURING SUPPORT AGREEMENT, THIS TERM SHEET, AND THE TERMS CONTAINED HEREIN, ARE CONFIDENTIAL.

SUMMARY OF PRINCIPAL TERMS

OF PROPOSED RESTRUCTURING TRANSACTION

This term sheet (the “Plan Term Sheet”) sets forth certain key terms of a proposed restructuring transaction (the “Transaction”) with respect to the existing debt and other obligations of CBL & Associates Properties, Inc. (the “Company”) and certain of its affiliates and subsidiaries (collectively, the “Company Subsidiaries” and, together with the Company, the “Company Parties”). This Plan Term Sheet is the “Plan Term Sheet” referenced as Exhibit B in that certain Amended and Restated Restructuring Support Agreement, dated as of March 21, 2021 (as the same may be further amended, modified or supplemented, the “RSA”), by and among the Company Parties and the Consenting Creditors party thereto. Capitalized terms used but not otherwise defined in this Plan Term Sheet shall have the meanings given to such terms in the RSA. This Plan Term Sheet supersedes any proposed summary of terms or conditions regarding the subject matter hereof and dated prior to the date hereof. Subject to the RSA, the Transaction will be implemented in the cases commenced by the Company Parties under chapter 11 of the Bankruptcy Code (the “Chapter 11 Cases”) and pursuant to a joint chapter 11 plan of reorganization to be filed in the Chapter 11 Cases to implement the Transaction (the “ Plan”).

TREATMENT OF CLAIMS AND INTERESTS

The below summarizes the treatment to be received on or as soon as practicable after the Plan Effective Date (as defined below) by holders of claims against, and interests in, the Company Parties pursuant to the Transaction.

Administrative, Priority, and Tax Claims

Allowed administrative, priority, and tax claims will be satisfied in full, in cash, or otherwise receive treatment reasonably acceptable to the Company and the Required Consenting Creditors and consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code.

Revolver/Term Loan Claims

On the Plan Effective Date or as soon as reasonably practicable thereafter, the Claims (the “Revolver/Term Loan Claims”) under that certain Credit Agreement, dated January 30, 2019 (the “Bank Credit Agreement”), by and among CBL & Associates Limited Partnership, as borrower (the “Bank Claim Borrower”), the Company Parties party thereto, the lenders from time to time party thereto (the “Bank Lenders”), and Wells Fargo Bank, National Association, as administrative agent (“Bank Agent”) for itself and for the benefit of the Bank Lenders, shall be treated as follows.

The Revolver/Term Loan Claims held by the New Bank Lenders shall be allowed for all purposes in the Plan in the amount of $983.7 million (which amount takes into account a reclassification on the Plan Effective Date, which was classified prior to the Plan Effective Date as interest payments on the Revolver/Term Loan Claims and shall be reclassified on the Plan Effective Date as principal repayment).

In full and complete satisfaction of all Revolver/Term Loan Claims held by the Bank Agent and all Bank Lenders, except for Revolver/Term Loan Claims held by Consenting Noteholders as of the Agreement Effective Date (the “New Bank Lenders” and such Revolver/Term Loan Claims, the “New Bank Lender Claims”), each New Bank Lender shall receive its pro rata share (based on the ratio of such New Bank Lender’s New Bank Lender Claims to the aggregate amount of all New Bank Lender Claims) of (a) obligations under a new term loan agreement issued by a newly-formed intermediate holding company (the “New Bank Claim Borrower”) that will (1) be owned by the Bank Claim Borrower and (2) own only the direct and indirect subsidiaries (the “Bank Claim Subsidiaries”) that own the assets and properties that secure payment of the obligations under the Bank Credit Agreement (the “Bank Claim Collateral”), as borrower, (the “New Bank Credit Agreement”) with Wells Fargo Bank, N.A., as administrative/collateral agent (the “New Bank Agent”), and the New Bank Lenders in an aggregate principal amount equal to $883.7 million, which shall be guaranteed by the Bank Claim Subsidiaries and secured by a first lien in and to the Bank Claim Collateral and pursuant to which new loans shall be issued having the terms set forth on Exhibit 1 hereto (the “New Bank Term Loans”), and (b) $100 million in cash payable, first, from the segregated account and, second, from other cash on hand.

Consenting Crossholder Claims

On the Plan Effective Date or as soon as reasonably practicable thereafter, Revolver/Term Loan Claims held by Consenting Noteholders as of the Agreement Effective Date (the “Consenting Crossholders,” and such Revolver/Term Loan Claims, the “Consenting Crossholder Claims”) shall be treated as follows.

The Consenting Crossholder Claims shall be allowed for all purposes in the Plan in the aggregate amount of $133 million.

Pursuant to Bankruptcy Rule 9019, in full and complete satisfaction of Consenting Crossholder Claims, each Consenting Crossholder shall agree to receive, and receive, as less favorable treatment than the Revolver/Term Loan Claims in respect of its Consenting Crossholder Claims, its pro rata share (based on the ratio of such holder’s

Consenting Crossholder Claims to the aggregate amount of Consenting Crossholder Claims held by all Consenting Crossholders) of:

(i)   cash in the amount of $15 million;

(ii)  $81 million aggregate principal amount of new senior secured notes to be issued by a separate newly-formed intermediate holding company (the “New Notes Issuer”) that will (1) be owned by the Bank Claim Borrower and (2) own all the direct and indirect subsidiaries of the Bank Claim Borrower other than the Bank Claim Subsidiaries (the “New Notes Issuer Subsidiaries”) pursuant to an indenture (the “New Notes Indenture”) having the terms set forth on Exhibit 2 hereto (the “New Notes”); provided that each Consenting Crossholder (and, for the avoidance of doubt, only a Consenting Crossholder) entitled to receive New Notes on account of its Consenting Crossholder Claims shall be able to elect (the “Convertible Note Election”), on a dollar-for-dollar basis, to substitute its allocated share of the New Notes for new convertible notes (the “New Convertible Notes”) to be issued by the New Notes Issuer pursuant to an indenture (the “New Convertible Notes Indenture”) having the terms set forth on Exhibit 3 hereto; and

(iii) 10.57143% of the new common equity in the reorganized Company (the “New Common Equity Interests”), subject to dilution by the Management Incentive Plan (as defined below) and subsequent issuances of common equity (including securities or instruments convertible into common equity) by the Company from time to time after the Plan Effective Date;

provided that amount of New Convertible Notes that may be issued in lieu of the New Notes pursuant to the Convertible Notes Election (inclusive of the Convertible Notes Election available for Consenting Noteholders on account of Notes Claims described below) shall be subject to a maximum principal amount of $100 million; provided, further, that the Consenting Crossholders shall be entitled to the first $10 million of New Convertible Notes on account of their Consenting Crossholder Claims.  With respect to the remaining amount of New Convertible Notes available subject to the Convertible Notes Election, the Consenting Crossholders shall receive New Convertible Notes on a pro rata basis with holders of Notes Claims that exercise the Convertible Notes Election (with such pro rata allocation being determined by the electing holder’s allocation of New Notes (on account of both Consenting Crossholder Claims and Notes Claims) as the numerator and the total amount of New Notes available to be received by electing holders (on account of both Consenting Crossholder Claims and Notes Claims) as the denominator).

Other Secured Claims	Secured Claims (other than Revolver/Term Loan Claims) shall be reinstated, unimpaired, or receive treatment reasonably acceptable to the Company and the Required Consenting Creditors.

Notes & General Unsecured Claims

On the Plan Effective Date or as soon as reasonably practicable thereafter, the Notes Claims and General Unsecured Claims (as will be defined in the Plan) (collectively, the “Unsecured Claims”) shall be treated as follows:[1], [2]

In full and complete satisfaction of all Unsecured Claims, each holder of an allowed Unsecured Claim shall receive its pro rata share of:

(i)   $80 million in cash;

(ii)  $474 million aggregate principal amount of New Notes; provided that each Consenting Noteholder (and, for the avoidance of doubt, only a Consenting Noteholder) entitled to receive New Notes on account of its Notes Claim shall be able to make the Convertible Notes Election and receive New Convertible Notes on a pro rata basis with holders of Crossholder Claims making the Convertible Notes Election (with such pro rata allocation being determined by the electing holder’s allocation of New Notes (on account of both Consenting Crossholder Claims and Notes Claims) as the numerator and the total amount of New Notes available to be received by electing holders (on account of both Consenting Crossholder Claims and Notes Claims) as the denominator); and

(iii) 78.42857% of the New Common Equity Interests, subject to dilution by the Management Incentive Plan (as defined below) and subsequent issuances of common equity (including securities or instruments convertible into common equity) by the Company from time to time after the Plan Effective Date; and

For the avoidance of doubt, any New Convertible Notes issued pursuant to the Convertible Notes Election shall result in a dollar-for-dollar reduction of New Notes to be issued.

Property-Level Debt and Guarantee Claims

Property-level debt and guarantee claims shall be reinstated, unimpaired, or receive treatment reasonably acceptable to the Required Consenting Noteholders and the Company, which consent shall not be unreasonably withheld.

[1]

There will be another settlement class created of certain guarantee claims held by non-Debtor joint venture lenders that will remain unimpaired as a Rule 9019 settlement in exchange for waiving events of default related to non-Debtors and other consideration.  Extent of such guarantee claims to be discussed/subject to diligence and review/approval by Required Consenting Creditors.

[2]

Treatment of General Unsecured Claims and Ongoing Trade Claims subject to ongoing diligence.  The ad hoc group of Consenting Noteholders (the “Ad Hoc Noteholder Group”) reserves the right to modify the treatment of the Notes Claims after review of general unsecured claims and review/approval by Required Consenting Creditors.

Ongoing Trade Claims

The Company may designate an unsecured Claim that is a fixed, liquidated, and undisputed payment obligation to a third-party provider of goods and services to the Company that facilitates the Company’s operations in the ordinary course of business and will continue to do so after the Effective Date as an “Ongoing Trade Claim.”

On the Plan Effective Date or as soon as reasonably practicable thereafter, holders of Ongoing Trade Claims shall receive, in full and complete satisfaction of all Ongoing Trade Claims, the following treatment:

(i)    If a holder of an Ongoing Trade Claim executes a trade agreement (a “Trade Agreement”) with the Company (the form and terms of such Trade Agreement to be determined by the Company in consultation with the Required Consenting Noteholders), such holder shall receive four (4) equal cash installments, payable on a quarterly basis, which payments shall result in full payment in the Allowed amount of such Ongoing Trade Claim.

(ii)   If a holder of an Ongoing Trade Claim does not execute a Trade Agreement, such holder’s Ongoing Trade Claim shall be treated, for purposes of distributions under the Plan, as a General Unsecured Claim.

Intercompany Claims and Company Interests

Intercompany claims and existing equity interests in the Company Parties shall be reinstated, unimpaired, compromised, or cancelled, at the election of the Company and the Required Consenting Noteholders such that intercompany claims and existing equity interests in the Company Parties are treated in a tax-efficient manner; provided that any intercompany claims which shall remain as liabilities of the New Bank Claim Borrower or any New Bank Claim Subsidiary shall be subject to approval by Required Consenting Bank Lenders (and absent consent from Required Consenting Bank Lenders, such remaining liabilities shall be reduced to zero).

Preferred Equity Interests

If holders of Preferred Equity Interests vote to accept the Plan as a class, each holder of an allowed Preferred Equity Interest shall receive its pro rata share of 5.5% of the New Common Equity Interests, which New Common Equity Interests shall be subject to dilution by the Management Incentive Plan and subsequent issuances of common stock (including securities or instruments convertible into common stock) by the Company from time to time after the Plan Effective Date. If holders of Preferred Equity Interests vote to reject the Plan as a class, holders of Preferred Equity Interests shall receive no recovery under the Plan. [3]

[3]	If not issued to preferred equity holders, such shares will not be issued.

Common Equity Interests and Special Common Units

If holders of Common Equity Interests and limited partnership units of the Bank Claim Borrower designated as special common units (the “Special Common Units”) vote to accept the Plan as a class, each holder of existing Common Equity Interests and Special Common Units shall receive its pro rata share of 5.5% of the New Common Equity Interests, which New Common Equity Interests shall be subject to dilution by the Management Incentive Plan and subsequent issuances of common stock (including securities or instruments convertible into common stock) by the Company from time to time after the Plan Effective Date. If holders of Common Equity Interests and Special Common Units vote to reject the Plan as a class, holders of Common Equity Interests and Special Common Units shall receive no recovery under the Plan.[4]

For the avoidance of doubt, the Transaction shall include an option for the holders of limited partnership units to receive limited partnership units in the reorganized Bank Claim Borrower in lieu of New Common Equity Interests.

Section 510(b) Claims

Section 510(b) Claims shall be cancelled, released, discharged, and extinguished as of the Plan Effective Date and shall be of no further force or effect, and holders of Section 510(b) Claims shall receive New Common Equity Interests in an amount sufficient to provide such holder a percentage recovery equal to the percentage recovery provided to holders of Common Equity Interests.  For the avoidance of doubt, any recovery for Section 510(b) Claims shall come from the 11.0% of New Common Equity Interests allocated to holders of Common Equity Interests, Preferred Equity Interests, and Special Common Units.

OTHER TERMS OF THE TRANSACTION

New Money Convertible Notes

Prior to the Plan Effective Date, the Debtors shall issue (i) subscription rights to the Consenting Crossholders or their affiliates or related funds/accounts (on a pro rata basis based on the ratio of such holder’s Consenting Crossholder Claims to the aggregate amount of Consenting Crossholder Claims held by all Consenting Crossholders) to acquire up to $25 million aggregate principal amount of additional New Convertible Notes (the “New Money Convertible Notes”), to be issued on the same terms as the New Convertible Notes, in accordance with the New Convertible Notes Indenture, and in accordance with rights offering procedures (the “Rights Offering Procedures”) to be agreed upon by the Company and the Required Consenting Noteholders (the “Subscription Rights”) and (ii) Subscription Rights to the members of the Steering Committee[5] (or their affiliates or related funds/accounts) for the Ad Hoc Noteholder Group to acquire up to $25 million aggregate principal amount of New Money Convertible Notes where each member’s allocable share shall be based upon the following formula: [(0.61337265 x (such holders’ Consenting Crossholder Claims)) + (0.34472727 x (such holders’ Notes Claims))] / [81,000,000 + (0.34472727 x (aggregate amount of Notes Claims held by all members of the Steering Committee))].

[4]	If not issued to common equity holders, such shares will not be issued.
[5]

The Steering Committee consists of the following entities (and related investment managers, advisers, or sub-advisors):  (i) Aegon USA Investment Management, LLC; (ii) Aurelius Capital Management, LP; (iii) BP Holdings J LP; (iv) Canyon Capital Advisors LLC; (v) Cetus Capital LLC; (vi) Fidelity Management & Research Company; (vii) Oaktree Capital Management L.P.; and (viii) Pacific Investment Management Company LLC.

Corporate Governance

The terms and conditions of the new corporate governance documents of the reorganized Company (including the bylaws and certificates of incorporation or similar documents, among other governance documents of each of the Company Parties, collectively, the “Company Corporate Governance Documents”), as well as the structure and other governance matters, shall be acceptable to and determined by the Required Consenting Non-Crossholders and the Required Consenting Crossholders in their sole discretion; provided that the Required Consenting Non-Crossholders and the Required Consenting Crossholders will consult with the Company regarding such Company Corporate Governance Documents; provided, further, that nothing in the Company Corporate Governance Documents shall adversely impact the economic recovery of the holders of Preferred Equity Interests, Common Equity Interests, or Special Common Units as set forth in this Term Sheet; provided, further, that “Company Corporate Governance Documents” shall not include the New Bank Borrower Corporate Governance Documents (as defined below).

The terms and conditions of the new corporate governance documents of the reorganized New Bank Claim Borrower (including the bylaws and certificates of incorporation or similar documents, among other governance documents of each of the Bank Claim Subsidiaries, collectively, the “New Bank Borrower Corporate Governance Documents”) shall be reasonably acceptable to Required Consenting Bank Lenders and the Required Consenting Noteholders.

Board of Directors

The initial board or other governing body of the reorganized Company (the “New Board”) shall consist of seven (7) members in total, which shall include the current Chief Executive Officer, five (5) members selected by the Required Consenting Noteholders and one (1) member selected by the Company and reasonably acceptable to the Required Consenting Noteholders (it being understood that Charles Lebovitz is acceptable to the Required Consenting Noteholders). The Required Consenting Noteholders agree to consult with the Company regarding the selection of the five (5) members with the understanding that the selection of such members shall be in the sole discretion of the Required Consenting Noteholders.

There shall not be an Executive Chairman or similar role designated or otherwise provided for in connection with the Debtors’ emergence from chapter 11.

Management Incentive Plan

On or after the Plan Effective Date, the reorganized Company shall adopt a management incentive plan (the “Management Incentive Plan”) which shall provide for the grant of up to 10% of the New Common Equity Interests (or warrants or options to purchase New Common Equity Interests or other equity-linked interests) on a fully diluted basis to certain members of management of the reorganized Company; provided that the Management Incentive Plan will include customary anti-dilution protections.  The form, allocation and any limitations on the Management Incentive Plan shall be determined by the New Board (or a committee thereof).

Releases & Exculpation

To the maximum extent permitted by applicable law, the Plan and the Confirmation Order will contain customary mutual releases and other exculpatory provisions in favor of the Company Parties, the Consenting Noteholders, the Consenting Crossholders, the Consenting Bank Lenders, the indenture trustees for the Notes, the statutory committee of unsecured creditors appointed in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code by the U.S. Trustee on November 13, 2020, pursuant to the Notice of Appointment of Committee of Unsecured Creditors (Docket No. 204), the holders of existing Preferred Equity Interests that provide a release, the holders of existing Common Equity Interests and Special Common Units that provide a release, and each of their respective current and former affiliates, subsidiaries, members, professionals, advisors, employees, directors, and officers, in their respective capacities as such. Such release and exculpation shall include, without limitation, any and all claims, obligations, rights, suits, damages, causes of action, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, including any derivative claims and avoidance actions, of the Company Parties, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that the Company Parties would have been legally entitled to assert in its own right (whether individually or collectively), or on behalf of the holder of any claim or equity interest (whether individually or collectively) or other entity, based in whole or in part upon any act or omission, transaction, or other occurrence or circumstances existing or taking place at any time prior to or on the Plan Effective Date arising from or related in any way in whole or in part to the Company Parties, the Notes, the Chapter 11 Cases, the adversary proceeding in the Chapter 11 Cases styled CBL & Associates Properties, Inc. et al. v. Wells Fargo Bank, N.A., No. 20-03454 (DRJ), the purchase, sale, or rescission of the purchase or sale of any security of the Company Parties, the subject matter of, or the transactions or events giving rise to, any claim or equity interest that is affected by the Transaction or treated in the Plan, or the negotiation, formulation, or preparation of the Definitive Documentation or related agreements, instruments, or other documents, in each case other than claims, actions, or liabilities arising out of or relating to any act or omission that constitutes willful misconduct, actual fraud, or gross negligence as determined by final order of a court of competent jurisdiction. To the maximum extent permitted by applicable law, any such releases shall bind holders of Revolver/Term Loan Claims, Notes Claims, all parties whose Claims are unimpaired under the Plan, all parties who affirmatively agree or vote to accept the Plan, those parties who abstain from voting on the Plan if they fail to opt-out of the releases, and those parties that vote to reject the Plan unless they opt-out of the releases.

For the avoidance of doubt, the releases under the Plan shall provide mutual releases of all claims and causes of action, including claims arising under chapter 5 of the Bankruptcy Code, among the Debtors, the holders of Notes Claims and the holders of Revolver/Term Loan Claims.

Injunction & Discharge	The Plan and Confirmation Order will contain customary injunction and discharge provisions.
Cancellation of Instruments, Certificates, and Other Documents

On the Plan Effective Date and immediately prior to or concurrent with the distributions contemplated in this Term Sheet, except to the extent otherwise provided herein or in the Definitive Documentation, all instruments, certificates, and other documents evidencing debt of or equity interests in the Company shall be cancelled, and the obligations of the Company thereunder, or in any way related thereto, shall be discharged.

Assumption and Rejection of Executory Contracts and Unexpired Leases

The executory contracts and unexpired leases that shall be assumed, assumed and assigned, or rejected in the Chapter 11 Cases shall be reasonably acceptable to the Company and the Required Consenting Noteholders and, solely with respect to the Bank Subsidiaries, the Required Consenting Bank Lenders; provided that all current employment agreements (and any modification to such employment agreements, including, without limitation, modifications to the terms of any retention or incentive arrangements for senior executives of the Company as requested by the Required Consenting Noteholders) shall be assumed pursuant to the Plan.

Employee Compensation and Benefit Programs

All employment agreements and severance policies, and all employment, compensation and benefit plans, policies, and programs of the Company Parties applicable to any of its employees and retirees, including, without limitation, all workers’ compensation programs, savings plans, retirement plans, deferred compensation plans, SERP plans, healthcare plans, disability plans, severance benefit plans, incentive plans, life and accidental death and dismemberment insurance plans, shall be treated under the Plan in a manner acceptable to the Required Consenting Noteholders; provided that the assumption of the Company Parties’ (as applicable) key employee retention program for “Tier 2” non-executive employees in an amount not to exceed $5 million in the aggregate (the “Tier 2 KERP”) shall be deemed acceptable to the Required Consenting Noteholders.  Any amounts outstanding under the Tier 2 KERP shall be paid no later than the Plan Effective Date.

Tax Issues

As reasonably determined by the Company and the Required Consenting Noteholders, upon emergence from the Chapter 11 Cases, the reorganized Company may be structured as a real estate investment trust (“REIT”) and the Transaction shall, subject to the terms and conditions of the RSA, be structured to achieve a tax-efficient structure, in a manner reasonably acceptable to the Company and the Required Consenting Noteholders.

Exemption from SEC Registration

The issuance of all securities in connection with the Plan, including the New Notes, the New Convertible Notes (including any securities issued in the event of conversion thereof), in each case, if issued, and the New Common Equity Interests, will be exempt from registration with the U.S. Securities and Exchange Commission under section 1145 of the Bankruptcy Code.

Registration Rights

The Company shall enter into a registration rights agreement with each of the Consenting Noteholders and Consenting Crossholders (unless such Consenting Noteholder or Consenting Crossholder opts out) relating to the registration of the resale of the New Common Equity Interests (including any New Common Equity Interests issued upon the conversion of the New Convertible Notes, if any), and to the extent the reorganized Company is not public post-emergence, shall be post-IPO registration rights. The registration rights agreement shall contain customary terms and conditions, including provisions with respect to demand rights, piggyback rights, shelf rights (including as to minimum ownership requirements), and blackout periods and shall be reasonably acceptable to the Company and Required Consenting Noteholders. Other registration rights and terms to be determined by the Required Consenting Noteholders, which shall be reasonably acceptable to the Company.

SEC Reporting and Stock Exchange Listing

As reasonably determined by the Company and the Required Consenting Noteholders, upon emergence from the Chapter 11 Cases, the New Common Equity Interests to be issued by the Company on the Plan Effective Date may be listed on the New York Stock Exchange, (“NYSE”), or NASDAQ, either by retaining or succeeding to the Company’s existing NYSE listing or otherwise, so long as the Company is able to satisfy the initial listing requirements of the NYSE or NASDAQ, or such alternative exchange as the Company and the Required Consenting Noteholders reasonably determine if the Company is not able to satisfy the initial listing requirements of the NYSE or NASDAQ.

D&O Liability Insurance Policies, Tail Policies, and Indemnification

The Company shall implement a new D&O insurance policy for directors, managers, and officers of the reorganized Company from and after the Plan Effective Date on terms and conditions acceptable to the Company and the Required Consenting Noteholders. Any indemnification obligations (whether in by-laws, certificate of formation or incorporation, board resolutions, employment contracts, or otherwise) to be assumed pursuant to the Plan shall be on terms and conditions reasonably acceptable to the Company and the Required Consenting Noteholders.

Plan Effective Date

The date on which the Transaction shall be fully consummated in accordance with the terms and conditions of the Definitive Documentation, which shall be the effective date of the Plan (the “Plan Effective Date”).

Conditions to the Plan Effective Date

The Plan Effective Date shall be subject to the following conditions precedent, some of which may be waived in writing by agreement of the Company and the Required Consenting Creditors, subject to the consent rights provided for in the RSA:

(i)    the Definitive Documentation (as applicable) shall be in form and substance consistent with this Term Sheet and the RSA and such documents shall be reasonably acceptable to the Parties entitled to consent rights with respect to such documents under the RSA;

(ii)   the Bankruptcy Court shall have entered an order confirming the Plan (the “Confirmation Order”) in form and substance consistent with this Term Sheet and the RSA, such order shall otherwise be reasonably acceptable to the Company and the Required Consenting Creditors, and such order shall be a Final Order;

(iii) all of the schedules, documents, supplements, and exhibits to the Plan and Disclosure Statement shall be in form and substance consistent with this Term Sheet and the RSA and such documents shall be reasonably acceptable to the Parties entitled to consent rights with respect to such documents under the RSA;

(iv) the Company Parties shall have sufficient cash on hand to make all cash payments required to be made on the Plan Effective Date pursuant to the Plan;

(v)   the issuance of the New Convertible Notes shall be approved by the Bankruptcy Court on terms substantially similar to Exhibit 3 hereto;

(vi)  all outstanding fees and expenses of the Consenting Noteholders, Consenting Crossholders, and Consenting Bank Lenders shall have been paid in full in accordance with this Plan Term Sheet and the RSA;

(vii)  the RSA shall be in full force and effect; and

(viii) all governmental approvals and consents that are legally required for the consummation of the Transaction shall have been obtained, not be subject to unfulfilled conditions, and be in full force and effect.

Fees and Expenses of the Consenting Noteholders, Bank Agent, and Consenting Bank Lenders

Following authorization by the Bankruptcy Court to perform pursuant to the RSA, the Company shall pay in cash or reimburse all reasonable and documented fees and out of pocket expenses (regardless of whether such fees and expenses were incurred before or after the Petition Date) of the following advisors:  (A)(i) Akin Gump, as legal counsel to the Consenting Noteholders; (ii) White & Case, as legal counsel to certain Consenting Crossholders; (iii) PJT Partners, as the financial advisor retained on behalf of the Consenting Noteholders; (iv) Raider Hill Advisors, LLC and any other professionals or advisors (including one (1) local counsel in Delaware) retained by the Consenting Noteholders with the consent of the Company (such consent not to be unreasonably withheld); and (v) reasonable and documented out of pocket expenses of individual Consenting Noteholders (including fees and expenses of external counsel) in an amount not to exceed $500,000 in the aggregate; provided that if the reasonable and documented out of pocket expenses of individual Consenting Noteholders (including fees and expenses of external counsel) payable pursuant to this clause (A)(v) exceed $500,000 (or such greater amount as agreed by the Company and Required Consenting Noteholders) in the aggregate, such amounts shall be shared pro rata by the individual Consenting Noteholders seeking payment of out of pocket expenses based on each individual Consenting Noteholders’ percentage held of the aggregate outstanding principal amount of the Notes held by all individual Consenting Noteholders seeking payment of their out of pocket expenses pursuant to this clause (A)(v); provided, further, that, for the avoidance of doubt, the Company Parties shall in no event pay in excess of the $500,000 cap; and (B)(i) Jones Day, as legal counsel to the Bank Agent and any administrative agent’s fees owing to the Bank Agent under the fee letter executed in connection with the Bank Credit Agreement; (ii) Ducera Partners, as the financial advisor retained by the Bank Agent; (iii) Newmark & Company Real Estate, Inc. d/b/a Newmark Knight Frank, as advisor to Jones Day; (iv) Consilio LLC and Epiq, as third-party litigation vendors of Bank Agent; and (v) such local counsel as Bank Agent or Jones Day may engage to assist with State specific issues related to the collateral properties, provided that, if practicable, such local counsel shall not duplicate efforts with the local counsel to the Consenting Noteholders engaged for the same purpose; and (C) reasonable and documented out of pocket expenses of individual Consenting Bank Lenders (including fees and expenses of external counsel) that become Consenting Bank Lenders prior to, on, or within thirty (30) days after, the Agreement Effective Date.

Exhibit 1

Terms of New Bank Term Loan Facility

Set forth below is a summary of certain key terms for the New Bank Term Loans under the New Bank Term Loan Facility (each as defined below) to be issued by the New Bank Claim Borrower (as defined below) to the New Bank Lenders (as defined below) that are Bank Lenders under that certain Credit Agreement, dated as of January 30, 2019 (the “First Lien Credit Agreement”) by and among CBL & Associates Limited Partnership, as borrower (the “Bank Claim Borrower”), CBL & Associates Properties, Inc., the Bank Lenders party thereto, Wells Fargo Bank, National Association, as administrative agent (the “Bank Agent” and, together with the Bank Lenders, the “Prepetition Secured Parties”), U.S. Bank National Association, as syndication agent, and Citizens Bank, N.A., PNC Bank, National Association, JPMorgan Chase Bank, N.A. and Regions Bank, each as documentation agent, pursuant to a proposed chapter 11 plan of reorganization (as the same may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time the “Plan”). This summary of proposed terms and conditions does not purport to summarize all the terms, conditions, representations and other provisions with respect to the transactions referred to herein, which will be set forth in the New Bank Term Loan Credit Facility Documents (as defined below). Capitalized terms used herein but not otherwise defined shall have the meanings given to such terms in the RSA or Plan Term Sheet, as applicable.

Borrower:

A newly-formed wholly owned subsidiary of the Bank Claim Borrower, as reorganized pursuant to the Plan, that is the direct or indirect parent of each of the Bank Claim Subsidiaries (as defined below) but is not the direct or indirect parent of any entity that is not a Bank Claim Subsidiary (the “New Bank Claim Borrower”).

Guarantors:

The obligations of the New Bank Claim Borrower under the New Bank Term Loan Facility will be guaranteed by the same former direct and indirect wholly owned domestic subsidiaries of the Bank Claim Borrower that are guarantors under the First Lien Credit Agreement together with the Additional Loan Parties (collectively, the “Bank Claim Subsidiaries”), which such Bank Claims Subsidiaries will be direct or indirect subsidiaries of the New Bank Claim Borrower as reorganized pursuant to the Plan; provided that any non-Borrowing Base Properties (or entities that directly or indirectly own non-Borrowing Base Properties) will be transferred such that they are no longer owned directly or indirectly by the New Bank Claim Borrower.  The New Bank Claim Borrower and the Bank Claim Subsidiaries are referred to herein as “Loan Parties” and each, a “Loan Party.” For the avoidance of doubt, neither the Bank Claim Borrower nor its reorganized successor will be a Loan Party, other than to the limited extent set forth in the Parent Guaranty.

Unsecured Parent Repayment Guaranty:

The obligations of the New Bank Claim Borrower under the New Bank Term Loan Facility will also be guaranteed on an unsecured basis by Bank Claim Borrower (the “Parent Guaranty”), but such guaranty will be limited to an aggregate principal amount of $175.0 million, which amount shall be reduced, to the extent paid, by an amount equal to the following:

(i)          100% of the first $2.5 million of mandatory amortization per year;

(ii)         50% of remaining mandatory amortization;

(iii)        100% of Excess Cash (as defined below) sweep payments; and

(iv)        150% of any voluntary prepayments of the New Bank Term Loan Facility in each case beginning immediately after the Plan Effective Date; provided that such reduction shall be exclusive of any mandatory prepayments in connection with dispositions and casualty events.

The Parent Guaranty will terminate on the earlier of the date on which (i) the outstanding principal amount of the New Bank Term Loans is reduced to less than $650.0 million and (ii) after the second anniversary of the Closing Date, the Debt Yield Ratio is greater than 15.0%.

“Debt Yield Ratio” means, as of any date of determination, the ratio, expressed as a percentage, of (i) the Borrowing Base Modified Cash NOI on a trailing 12-month basis, first tested as of the last day of the first quarter of 2023 and thereafter on a quarterly basis (each, a “Testing Date”), with a Compliance Certificate to be delivered 45 days after each Testing Date, to (ii) the aggregate outstanding principal amount of New Bank Term Loans as of such date.

As used in this summary of terms, “Borrowing Base Modified Cash NOI” means net operating income from collateral properties, determined on a GAAP basis that (i) excludes straight-line rents and above / below market lease rates, (ii) includes lease buyouts and landlord inducements, but not write-offs of landlord inducements, and (iii) excludes the Imputed Base Management Fee.

REIT Bad-Act Guaranty:

CBL & Associates Properties, Inc. will provide an unsecured Guaranty (the “REIT Guaranty”) in the same form as provided in connection with the First Lien Credit Agreement covering losses solely with respect to those suffered by reason of fraud of or willful misrepresentation by the (i) New Bank Claim Borrower, (ii) the New Notes Issuer, or the (iii) Bank Claim Borrower.

The REIT Guaranty will be limited to an aggregate principal amount of $175.0 million, which amount shall be reduced, to the extent paid, by an amount equal to the following:

(i)          100% of the first $2.5 million of mandatory amortization per year;

(ii)         50% of remaining mandatory amortization;

(iii)        100% of Excess Cash (as defined below) sweep payments; and

(iv)        150% of any voluntary prepayments of the New Bank Term Loan Facility in each case beginning immediately after the Plan Effective Date; provided that such reduction shall be exclusive of any mandatory prepayments in connection with dispositions and casualty events.

The REIT Guaranty will terminate on the earlier of the date on which (i) the outstanding principal amount of the New Bank Term Loans is reduced to less than $650.0 million and (ii) after the second anniversary of the Closing Date, the Debt Yield Ratio is greater than 15.0%.

Lenders:	The Bank Lenders (other than any Consenting Crossholder on account of a Consenting Crossholder Claim) under the First Lien Credit Agreement (collectively, the “New Bank Claim Lenders”).
Closing Date:	The earlier of (i) a date agreed upon by the Required Consenting Noteholders, the Required Consenting Bank Lenders, and the Debtors, and (ii) November 1, 2021.
Principal Amount:	$883.7 million (the “New Bank Term Loan Facility Loan Amount”).[6]
Administrative / Collateral Agent:	Wells Fargo Bank, N.A. (the “New Bank Agent” and, together with the New Bank Claim Lenders, the “New Secured Parties”).
New Bank Term Loan Facility:

A senior secured U.S. dollar denominated term loan facility in an aggregate principal amount equal to the New Bank Term Loan Facility Loan Amount (the “New Bank Term Loan Facility”; the loans made thereunder, the “New Bank Term Loans”) to be deemed issued in full and final satisfaction of the Revolver/Term Loan Claims of the New Bank Claim Lenders upon the effective date of the Plan (the “Plan Effective Date”).

[6]	This amount takes into account reclassification of interest payments as principal repayments, as set forth in the Plan Term Sheet.

Maturity Date:

The New Bank Term Loans will mature four (4) years from the Closing Date; provided that, so long as no (a) Default arising from an involuntary chapter 11 petition that has not been dismissed, (b) payment Default, or (c) Event of Default then exists, such date may be extended by (i) one (1) year if the outstanding principal amount of the New Bank Term Loans is reduced to $670.0 million or lower and (ii) one (1) additional year if the outstanding principal amount of the New Bank Term Loans is reduced to $615.0 million or lower. The full principal amount of the New Bank Term Loans would be due at maturity.

New Bank Term Loan Facility Agreement Documents:

The New Bank Term Loan Facility will be documented in a credit and guarantee agreement (the “New Bank Term Loan Facility Agreement”) and will be secured pursuant to customary security agreements, mortgages, management contract assignment, deposit account control agreements, and pledge agreements (subject, in each case, to customary exclusion).  The documents referred to in the preceding sentence and documents ancillary or related thereto are referred to as the “New Bank Term Loan Facility Documents.”  The New Bank Term Loan Facility Documents will be in form and substance satisfactory to the Required Consenting Creditors and the Debtors and shall include payment of an annual administrative agent’s fee consistent with the annual fee paid in connection with the First Lien Credit Agreement.

Interest Rate:

The New Bank Term Loans will bear interest at the rate of LIBOR+275bps per annum (with a 100bps LIBOR floor), including benchmark replacement provisions (to reflect the ARRC “hardwired” approach) to be agreed.  Interest shall be payable in cash on the applicable LIBOR interest payment date or quarterly, in the case of a Base Rate Loan or a LIBOR loan with an interest period longer than three (3) months (each, a “Payment Date”) subject to a five (5)-day grace period.  The New Bank Claim Borrower will have the option to choose an interest period of one (1)-month, three (3)-month, or six (6)-month LIBOR.

Optional Prepayments:	No restrictions on optional prepayment, and the New Bank Term Loans may be prepaid at any time and from time to time without premium or penalty.
Mandatory Prepayment Requirements:

The New Bank Term Loan Facility shall be prepaid (without premium or penalty) in an amount equal to 100% of the net cash proceeds received after the Closing Date from the proceeds of (i) dispositions of the collateral properties or the equity of a Bank Claim Subsidiary and (ii) casualty events with respect to the collateral properties (with reinvestment rights with respect to such casualty event proceeds to be agreed by the Required Consenting Creditors and the Company).[7]

Collateral Release:

The release of any collateral will be subject to mutually agreed-upon release prices, minimum collateral pool size, and “key property” provisions (i.e., properties that cannot be sold without the Requisite Lender consent).  For the avoidance of doubt, net proceeds from any permitted collateral release shall be applied by the New Bank Claim Borrower to repay principal on the New Bank Term Loans, and shall not run through the ECF waterfall set forth below.

Monthly Payments:

On the first day of each month following the Closing Date,[8] the Company will make combined monthly principal and interest payments, in arrears, in an amount equal to (i) $212,328.77 per day multiplied by (ii) the number of days in the calendar month just ended (such amount, the “Monthly Payment”), with the such Monthly Payment to be applied first to interest then due and owing, and the balance applied to repay principal outstanding under the Loan.

[7]	Release parcels to be discussed in connection with final loan documentation.
[8]	For the avoidance of doubt, if the Closing Date occurs on November 1, 2021, the first Monthly Payment will be due on December 1, 2021.

Prepayment / Make Whole Premium:	None.
Security:

The obligations of the Loan Parties under the New Bank Term Loans will be secured by a collateral package substantially consistent with the collateral package described in the First Lien Credit Agreement together with (i) a lien on properties set forth on Schedule 1 hereto (the “Additional Collateral Properties”) and the Pearland Town Center-HCA Office, (ii) a pledge of the equity interests in the former direct and indirect wholly owned domestic subsidiaries of the Bank Claim Borrower that own such Additional Collateral Properties and the Pearland Town Center-HCA Office, which such entities shall be direct or indirect subsidiaries of the New Bank Claim Borrower as reorganized pursuant to the Plan (such entities, the “Additional Loan Parties”), and (iii) all accounts related to such collateral and proceeds therefrom; provided that any existing equity pledges granted by the Bank Claim Borrower in connection with the First Lien Credit Agreement shall be replaced by new equity pledges granted by the New Bank Claim Borrower pursuant to the New Bank Term Loan Facility Agreement.  New Bank Claim Lenders’ liens on real estate collateral shall be insured by an acceptable title insurance policy from a title insurer and with reinsurance as New Bank Agent may reasonably require; provided that the current title insurer shall be deemed acceptable.  (The current collateral properties, together with the Additional Collateral Properties and the Pearland Town Center-HCA Office, collectively, the “Borrowing Base Properties”).  For the avoidance of doubt, the Parent Guaranty will be unsecured.

Excess Cash Flow:

Provided no (a) Default arising from an involuntary chapter 11 petition that has not been dismissed, (b) payment Default, or (c) Event of Default then exists, on a semi-annual basis first determined on September 1, 2022 for the six (6)-month period ending June 30, 2022, an amount equal to ECF NOI—to be calculated for each period ending June 30 and December 31 and determined on September 1 and March 1 respectively—remaining after payment of:

(i)   imputed base management fees for the existing and Additional Collateral Properties in a semi-annual amount of $4.5 million (the “Imputed Base Management Fee”), plus any reimbursable ordinary course third-party costs of unaffiliated parties that are not otherwise included in the calculation of Borrowing Base Modified Cash NOI or required to be included under GAAP, which shall be paid in monthly installments;

(ii)  scheduled principal and interest payment of $38.75 million, which shall be paid in monthly installments, and any other payments of principal or interest made with respect to the New Bank Term Loan Facility for the immediately preceding six (6) months; and

(iii) total actual amount spent on Capital Expenditures (as defined below); provided that:

a.    for the period January 1 through June 30 (the “First Semi-Annual Period”), if the total actual amount spent is less than $7.5 million, the Borrower shall put the difference into a reserve maintained by Borrower to be utilized for future Capital Expenditures; and

b.    for the period July 1 through December 31 (the “Second Semi-Annual Period”) if the total actual amount spent during the First Semi-Annual Period and the Second Semi-Annual Period, together with any amounts reserved during the First Semi-Annual Period under clause (a) above, is less than $15 million, the Borrower shall put the difference into a reserve maintained by Borrower to be utilized for future Capital Expenditures;

the amount remaining (the “Excess Cash”), for each semi-annual period, shall be applied as follows, to the extent available and so long as the minimum liquidity requirement will continue to be met following such application:

(i)   first, an amount equal to the actual ECF NOI from the Additional Collateral Properties (after deduction of an allocated share of the Imputed Base Management Fee, pro rata based on ECF NOI from all collateral properties equal to $4.5 million) shall be distributed by the New Claim Borrower to the Bank Claim Borrower for general corporate uses or further distribution;

(ii)  second, up to $7.5 million shall be applied by the New Bank Claim Borrower to repay principal on the New Bank Term Loans, provided that, this $7.5 million amount shall be the total amount disbursed for both the First Semi-Annual Period and Second Semi-Annual Period, and to the extent the full $7.5 million amount is disbursed during the First Semi-Annual Period, no further disbursements under this clause (ii) will be made in the Second Semi-Annual Period;

(iii) third, up to $5 million shall be distributed by the New Claim Borrower to the Bank Claim Borrower for general corporate uses or further distribution, provided that, this $5 million shall be the total amount disbursed for both the First Semi-Annual Period and Second Semi-Annual Period, and to the extent the full $5 million amount is disbursed during the First Semi-Annual Period, no further disbursements under this clause (iii) will be made in the Second Semi-Annual Period; and

(iv) fourth, with respect to any remaining Excess Cash, (a) 50% shall be used to repay principal on the New Bank Term Loans, and (b) 50% shall be distributed by the New Claim Borrower to the Bank Claim Borrower for general corporate uses or further distribution.

Prior to application as set forth above, all revenue from the collateral properties shall be deposited in either property-level operating accounts or accounts owned by New Claim Borrower, each subject to a security agreement (and control agreement, if applicable) in favor of New Bank Agent and New Secured Parties. While an Event of Default exists no distributions or application of ECF NOI or Excess Cash shall be permitted.  The terms and conditions of any deposit account control agreements shall be negotiated in connection with final documentation as reasonably agreed upon by the Debtors, Required Consenting Noteholders, and Requisite Lenders.

As used in this summary of terms, “ECF NOI” means net operating income from collateral properties, determined on a cash basis.  For the avoidance of doubt, ECF NOI excludes the Imputed Base Management Fee.  Additionally, “Capital Expenditures” shall mean capitalized expenditures, including deferred maintenance, tenant allowances and redevelopment costs, excluding (i) any such expenses funded with reserve funds from a prior year or prior six (6)-month period and (ii) the amount of any cash reimbursements received from a third party (such as the municipalities) to reimburse a Borrower Party for such expenses, all determined on a cash basis.

Stub Period ECF:

Provided no (a) Default arising from an involuntary chapter 11 petition that has not been dismissed, (b) payment Default, or (c) Event of Default then exists, for the period November 1, 2021 through December 31, 2021 (the “Stub Period”), an amount equal to ECF NOI for the Stub Period remaining after payment of:

(i)   an Imputed Base Management Fee of $1.5 million plus any reimbursable ordinary course third-party costs of unaffiliated parties for the Stub Period that are not otherwise included in the calculation of Borrowing Base Modified Cash NOI or required to be included under GAAP;

(ii)  scheduled principal and interest payments made during the Stub Period; and

(iii) Capital Expenditures in the greater of (a) the actual spend during the Stub Period and (b) the lower of (1) $2.5 million and (2) $15 million minus the actual spend in FY 2021 prior to the Stub Period; in no event shall this number be lower than zero; and

(iv) $5 million to satisfy the Minimum Liquidity covenant (set forth below).

the amount remaining (the “Stub Period Excess Cash”) shall be applied as follows, to the extent available and so long as the minimum liquidity requirement will continue to be met following such application:

(i)   first, an amount equal to the actual ECF NOI from the Additional Collateral Properties for the Stub Period (after deduction of an allocated share of the Imputed Base Management Fee, pro rata based on ECF NOI from all collateral properties equal to $1.5 million) shall be distributed by the New Claim Borrower to the Bank Claim Borrower for general corporate uses or further distribution;

(ii)   second, $1.25 million shall be applied by the New Bank Claim Borrower to repay principal on the New Bank Term Loans;

(iii) third, $833,333 shall be distributed by the New Claim Borrower to the Bank Claim Borrower for general corporate uses or further distribution; and

(iv) fourth, any remaining Stub Period Excess Cash shall be used (1) 50% to repay principal on the New Bank Term Loans, (2) and 50% shall be distributed by the New Claim Borrower to the Bank Claim Borrower for general corporate uses or further distribution.

Conditions Precedent:

The New Bank Term Loan Facility will become effective and the New Bank Term Loans will be issued upon satisfaction of conditions precedent acceptable to the Required Consenting Creditors and the Debtors including:  (i) the issuance by the Bankruptcy Court of an order confirming a Plan on terms acceptable to the Required Consenting Creditors and the Debtors (the “Confirmation Order”); (ii) the Confirmation Order being in full force and effect and not subject to stay; and (iii) the occurrence of the Plan Effective Date.

Additionally, the New Bank Term Loan Facility shall have conditions precedent that are standard and customary for a real estate secured transaction, including, but not limited to delivery of (i) PZRs or other zoning reports, appraisals, phase I environmental assessments (with follow-on phase II assessments, if required) and surveys (which, for the avoidance of doubt, may be satisfied by surveys previously delivered to New Bank Agent in connection with the First Lien Credit Agreement) for all collateral properties, as well as PCR reports for all Additional Borrowing Base Properties and the Pearland Town Center-HCA Office and seismic reports for specific Borrowing Base Properties to the extent reasonably required by New Bank Agent in order to comply with Lenders’ insurance requirements (all of the foregoing obtained at Borrower’s cost and  expense); (ii) financial data for the collateral properties, including three years of financial statements for the Borrowing Base Properties, actual 2020 financial statements for all Borrowing Base Properties, 2021 Borrowing Base budgets (including contemplated CapEx Projections), rent rolls and co-tenancy summaries for all Borrowing Base Properties and a two (2)-year anticipated CapEx plan for the Borrowing Base Properties; and (iii) customary estoppels and subordination agreements with respect to major leases.

Covenants:

The New Bank Term Loan Facility Agreement will have standard real estate related covenants consistent with the First Lien Credit Agreement, as reasonably agreed upon by the Debtors, Required Consenting Noteholders, and Requisite Lenders; provided that any such covenants shall apply only to the New Bank Claim Borrower and the Bank Claim Subsidiaries.[9]

[9]	Final (non-financial) covenants to be negotiated in connection with final loan documentation.

Financial Covenants:

Limited to the following with respect to the Borrowing Base Properties:

(i)    Minimum Debt Yield:  an 11.5% Debt Yield Ratio on the collateral securing the obligations under the New Bank Term Loan Facility to be first tested at the end of first fiscal quarter of 2023 and on a quarterly basis thereafter;

(ii)   Minimum CapEx Investment:  Annual Capital Expenditures of not less than $15.0 million on the Borrowing Base Properties, with any shortfall in any such calendar year to be put be held in a reserve maintained by Borrower to be utilized for future Capital Expenditures, such covenant to be tested as of December 31 each calendar year beginning with December 31, 2022;

(iii) Minimum Interest Coverage Ratio: A 1.50x interest coverage ratio, expressed as the ratio of the Borrowing Base Modified Cash NOI on a trailing twelve (12)-month basis to the borrowing base interest expense on a trailing twelve (12)-month basis of the New Bank Term Loans at such time to be first tested at the end of the fourth fiscal quarter of 2021 and on a quarterly basis thereafter;

(iv)  Minimum Liquidity:  On or after the first testing date, minimum unencumbered and unrestricted cash liquidity (held at the Borrower or Borrowing Base Property level, and exclusive of any amounts held in the required CapEx reserve) in an aggregate amount of $5 million, to be first tested at the end of the fourth fiscal quarter of 2021 and on a quarterly basis thereafter; and

(v)   Minimum Occupancy Rate:  On or after the first testing date of aggregate Occupancy Rate of the Borrowing Base Properties of 75% to be first tested at the end of first fiscal quarter of 2023 and on a quarterly basis thereafter.  For the avoidance of doubt, physical and economic occupancy shall each be taken into account in determining such Occupancy Rate.

Reporting:

As agreed by the Required Consenting Creditors and the Debtors, and typical for a secured credit facility, including quarterly reporting on Borrowing Base Modified Cash Net Operating Income, ECF NOI on a semi-annual basis (and with respect to the Stub Period) and occupancy for each Borrowing Base Property, covenant calculation reporting within 45-days of quarter-end, and annual financial reporting for the New Bank Claim Borrower, the Bank Claim Borrower, and CBL & Associates Properties, Inc. (audited, in the case of the (i) Bank Claim Borrower and, (ii) solely to the extent that it is required to file financial statements with the SEC, CBL & Associates Properties, Inc.), but within 90-days of year-end, and a rolling four (4)-quarter forecast for the Borrowing Base Properties.[10]

Events of Default:

As agreed by the Required Consenting Creditors and the Debtors, subject to agreed-upon notice and cure provisions for non-monetary defaults.  Notwithstanding the foregoing, the New Bank Term Loan Facility will contain a cross-default to the Bank Claim Borrower’s and the New Notes Issuer’s indebtedness in an aggregate principal amount in excess of $150 million until such time as the Parent Guaranty has been either (i) reduced to $0 or (ii) terminated in accordance with its terms; provided that the New Secured Parties will not be entitled to exercise such cross-default if the Bank Claim Borrower has agreed to a foreclosure or similar arrangement for non-Loan Party property-level indebtedness.

[10]	Additional reporting to be discussed in connection with final loan documentation.

Requisite Lenders:

New Bank Lenders holding greater than 50.00% of the outstanding commitments and/or other exposure under the New Bank Term Loan Facility (the “Requisite Lenders”); provided that the commitments and/or exposure of any defaulting New Bank Lender shall be disregarded in determining the Requisite Lenders at any time.

Amendments:	Requisite Lenders, except for amendments customarily requiring approval by all lenders or all affected lenders.
Governing Law and Submission to Exclusive Jurisdiction:	State of New York.

Schedule 1

Additional Collateral Properties11

•	Valley View Mall
•	Southaven Towne Center
•	Southaven Towne Center—Self-Development

[1][1]	For the avoidance of doubt, the Additional Collateral Properties do not include the outparcels associated with Valley View Mall and Southaven Towne Center.

Exhibit 2

Terms of New Notes

Set forth below is a summary of certain key terms for the New Notes (as defined below) to be issued by the Issuer (as defined below) pursuant to a proposed chapter 11 plan of reorganization (as the same may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time the “Plan”). This summary of proposed terms and conditions does not purport to summarize all the terms, conditions, representations and other provisions with respect to the transactions referred to herein, which will be set forth in the indenture in respect of the New Notes. Capitalized terms used but not otherwise defined in this summary of certain key terms for the New Notes shall have the meanings given to such terms in the Plan Term Sheet to which it is attached as an exhibit.

Issuer:

A newly-formed intermediate holding company (other than the New Bank Claim Borrower) (the “New Notes Issuer”) to (i) be owned by CBL & Associates Limited Partnership, as reorganized pursuant to the Plan (“Bank Claim Borrower”), and (ii) own all the direct and indirect subsidiaries of Bank Claims Borrower other than the New Bank Claim Borrower and the Bank Claim Subsidiaries (the “New Notes Issuer Subsidiaries”).

Guarantors:	Full guarantees by (i) the Bank Claim Borrower on an unsecured basis and (ii) all the New Notes Issuer Subsidiaries, as set forth on Schedule 1 hereto.
REIT Bad-Act Guaranty:

CBL & Associates Properties, Inc. will provide an unsecured Guaranty (the “REIT Guaranty”), which shall cover losses solely with respect to those suffered by reason of fraud of or willful misrepresentation by (i) the New Bank Claim Borrower, (ii) the New Notes Issuer, or (iii) the Bank Claim Borrower.

Principal Amount:	Up to $555 million; provided that such amount may be reduced on a dollar-for-dollar basis, up to $100 million, in accordance with the Convertible Note Election.
Interest Rate:	10.0% per annum payable in cash.
Maturity Date:	Eight (8) years from the Plan Effective Date.

Security:

Liens on unencumbered properties, priority guarantees from certain entities (including to-be-formed intermediate holding company-parents of entities holding encumbered properties and joint ventures of the Company Parties), and equity pledges of certain entities (including to-be-formed intermediate holding company-parents of entities holding encumbered properties and joint ventures of the Company Parties) as set forth on Schedule 1 hereto.

•     Baskets to remove collateral TBD, and based upon release prices to be negotiated.

•     Ability to form joint ventures with contributed land from collateral so long as joint ventures remain as credit support.

Except for pledges of equity interests not listed on Schedule 1 hereto to the extent such equity pledges would be prohibited by any non-recourse loan document, CMBS loan document, construction loan document, joint venture document or other document related to the foregoing (collectively, the “Restrictive Documents,” which, for the avoidance of doubt, shall not include the Credit Agreement or related documents), in each case, remaining in effect post Plan Effective Date, liens on all other unencumbered assets not otherwise identified on Schedule 1 hereto except as consented to by the Required Consenting Noteholders, provided that the Company Parties shall not transfer unencumbered assets to or from entities that are party to a Restrictive Document outside the ordinary course of business.

Except, solely in the case of direct or indirect subsidiaries of the Bank Claims Borrower that are directly party to Restrictive Documents remaining in effect post-Plan Effective Date to the extent otherwise prohibited by such Restrictive Document remaining in effect post-Plan Effective Date, liens on cash, cash equivalents, and treasuries except as consented to by the Required Consenting Noteholders; provided that the Company Parties shall not transfer cash, cash equivalents, or treasuries to or from entities that are party to a Restrictive Document outside the ordinary course of business.

Asset Sales:	Asset sale provision allowing for 102% pay down (which shall override any other percentage that may apply during the relevant call protection period)
Call Protection:

No call protection for first 18 months following Plan Effective Date; 105% call protection for the 12-month period beginning 18 months after the Plan Effective Date; 102.5% for the 12-month period beginning 30 months after the Plan Effective Date; and none thereafter.

Parent Guaranty:	Full Parent Guaranty.
Make-Whole:

Bankruptcy premium payable upon acceleration using make-whole at T+50 during first 18 months following Plan Effective Date; thereafter, bankruptcy premium payable upon acceleration shall be same as scheduled call price above in effect at such time.

Other:

Ability to form joint ventures with contributed land from collateral so long as joint ventures remain as credit support.

No limitations on distributions to equity.

Other terms (including covenants) to be agreed between the Required Consenting Noteholders and the Company.

The New Notes Indenture will contain a cross-default to the Bank Claim Borrower’s and New Bank Claim Borrower’s indebtedness in an aggregate principal amount in excess of $150 million; provided that the New Notes Issuer and New Notes Issuer Subsidiaries will not be entitled to exercise such cross-default if the Bank Claim Borrower or New Bank Claim Borrower have agreed to a foreclosure or similar arrangement for non-Loan Party property-level indebtedness.

Schedule 1

Collateral and Credit Support for New Notes

Schedule 1

Collateral and Credit Support for New Notes

1.

The New Notes will be secured by a first priority lien on the following properties, which shall be evidenced by mortgages recorded in the applicable recording offices, and a pledge of the equity of the entity that owns the following properties:

Certain Mall Assets

•	Alamance Crossing – West
•	Brookfield Square
•	Dakota Square
•	Eastland Mall (including (Parcel(s) in Main Project))
•	Harford Mall
•	Laurel Park Place
•	Meridian Mall (leasehold)
•	Mid Rivers Mall
•	Monroeville Mall and Annex
•	Monroeville Mall - Anchor
•	Monroeville Mall - District
•	Northpark Mall
•	Old Hickory Mall
•	Parkway Place
•	South County Center
•	St. Clair Square (fee)
•	St. Clair Square (leasehold)
•	Stroud Mall (leasehold)
•	Stroud Mall (fee)
•	York Galleria

Certain Associated Centers & Other Properties

•	840 Greenbrier Circle
•	Pearland Town Center – Residences

2.

The New Notes will have a priority guaranty from the CBL member in the joint venture that owns the following properties. To the extent CBL Limited Partnership is a direct member of the joint venture, the Company will use reasonable efforts to seek consent to place an intermediate holding company as the new CBL member in the joint venture, which will give a priority guaranty and use reasonable efforts to seek consent to pledge the CBL interest in the joint venture.

Joint Venture Properties

•	CBL Center – Phase I and II
•	Hamilton Corner – AAA Parcel
•	Hamilton Place – Lebcon (Land)
•	Hamilton Place and OP
•	Hamilton Place – ALOFT Hotel

3.

The New Notes will (i) include a restriction on mortgaging the following properties to the extent such property is wholly owned directly or indirectly by CBL Limited Partnership, except (a) in connection with new financing, or in connection with a refinancing of an existing mortgage loan currently encumbering an applicable property as of the date hereof in an amount no greater than the loan being refinanced (plus customary interest and refinancing costs) and (b) if the Company uses the net proceeds of a financing to pay down the New Notes, (ii) have a priority guaranty (1) to the extent such property is owned by a joint venture, from an intermediate holding company that directly owns the entity that holds the interest in the joint venture entity that directly or indirectly owns the following properties, or (2) to the extent such property is wholly owned indirectly by CBL Limited Partnership, from an intermediate holding company that directly owns the entity that owns the following properties (except to the extent an existing intermediate holding company cannot give a priority guaranty, an intermediate holding company will be inserted as close as possible above the property-owning entity as may be permitted and such entity will give a priority guarantee) and (iii) will be secured by a pledge of the equity of such intermediate holding company:

Outparcels

•	Brookfield Square – Bluemound Road parcel (fee)/Lifestyle Center
•	Brookfield Square – Bluemound Road parcels (leasehold)/Lifestyle Center
•	CoolSprings Crossing – Parcel(s) in the Main Project
•	Cross Creek – Sears - Parcel(s) in the Main Project
•	Dakota Square - Parcel(s) in the Main Project
•	Dakota Square – Mgmt GL Parcels
•	East Towne Mall – Outparcel
•	East Towne Mall – Parcel
•	Eastgate Mall – Shops at Eastgate
•	Hamilton Place – Sears
•	Hamilton Place – Sears – Parcel(s) in the Main Project
•	Hanes Mall – Restaurants
•	Jefferson Mall – Self Development
•	Kirkwood Mall – Mgmt GL Parcels
•	Laurel Park Mall – Parcel(s) in the Main Project
•	Layton Hills Mall – Mgmt GL Parcels
•	Layton Hills Mall – Outparcel II
•	Mall del Norte TX Outparcel
•	Mayfaire Town Center – Mgmt GL Parcels
•	Meridian Mall – Parcel(s) in the Main Project (leasehold)
•	Meridian Mall – Parcel(s) in the Main Project (fee)
•	Mid Rivers Mall – Parcel(s) in the Main Project
•	Monroeville Mall - Parcel(s) in the Main Project
•	Northgate Mall – Outparcel
•	Northgate Mall Sears TBA – Outparcels
•	Northpark Mall – Parcel(s) in the Main Project
•	Northpark Mall – Mgmt GL Parcels
•	Parkdale Mall – Corner (Self Dev. Tract 4/Pad B)
•	Parkdale Mall - Macy's
•	Parkdale Mall – Mgmt GL Parcels
•	Pearland Town Center – Mgmt GL Parcels
•	Pearland Town Center – Self Development (Parcel 8)
•	Post Oak Mall – Mgmt GL Parcels
•	South County Center – Parcel(s) in the Main Project
•	South County Center – Mgmt GL Parcels

•	Southaven Towne Center – Parcel(s) in the Main Project
•	Southpark Mall – Dick’s Sporting Goods
•	St. Clair Square – Parcel(s) in the Main Project (pending subdivision)
•	The Landing at Arbor Place – Parcel(s) in the Main Project
•	Valley View Mall – Parcel(s) in the Main Project
•	Volusia Mall – Restaurant Village
•	Volusia – Sears TBA
•	West Towne Crossing – Parcel(s) in the Main Project
•	West Towne Mall – Restaurant District
•	York Galleria – Parcel(s) in the Main Project

4.

The New Notes will (i) include a restriction on mortgaging the following properties to the extent such property is wholly owned directly or indirectly by CBL Limited Partnership, except (a) in connection with new financing or in connection with a refinancing of an existing mortgage loan currently encumbering an applicable property as of the date hereof in an amount no greater than the loan being refinanced (plus customary interest and refinancing costs), and (b) if the Company uses the net proceeds of a financing to pay down the New Notes, and (ii) will have a priority guarantee (1) to the extent such property is owned by a joint venture, from an intermediate holding company that directly owns the entity that holds the interest in the joint venture entity that directly or indirectly owns the following properties, or (2) to the extent such property is wholly owned indirectly by CBL Limited Partnership, from an intermediate holding company that directly owns the entity that owns the following properties. To the extent an existing intermediate holding company cannot give a priority guaranty, an intermediate holding company will be inserted as close as possible above the property-owning entity as may be permitted and such entity will give a priority guarantee:

Joint Venture Properties

Malls

•	Coastal Grand Mall and District
•	Coastal Grand Mall – Dick’s Sporting Goods
•	Coastal Grand OP (fee)
•	Coastal Grand OP (leasehold)
•	CoolSprings Galleria
•	CoolSprings Macy’s Outparcel (leasehold)
•	Friendly Shopping Center
•	Friendly Center – Belk Homestore
•	Governor’s Square
•	Kentucky Oaks
•	Northgate Mall – JCP
•	Northgate Mall – Sears
•	Oak Park Mall
•	Outlet Shoppes at Atlanta – Tract 1A
•	Outlet Shoppes at Atlanta – Tract 1A1
•	Outlet Shoppes at Atlanta – Outparcel
•	Outlet Shoppes at Atlanta – Tract 1B and others
•	Outlet Shoppes at El Paso – OP
•	Outlet Shoppes at El Paso – OP II
•	Outlet Shoppes at El Paso – Phase I and Phase II
•	Outlet Shoppes at El Paso – .2763 Acre Tract
•	Outlet Shoppes at Gettysburg – Phase I
•	Outlet Shoppes at Gettysburg – Phase II
•	Outlet Shoppes at Laredo

•	Outlet Shoppes of the Bluegrass
•	Outlet Shoppes of the Bluegrass – Phase II
•	Outlet Shoppes of the Bluegrass – OP Tract 11
•	Outlet Shoppes of the Bluegrass – OP Tract 8
•	Shops at Friendly Center – Phase I and II
•	West County Center

Associated Center

•	Coastal Grand Outparcel – Fee Outparcels
•	Governor’s Square Plaza
•	York Town Center
•	York Town Center – Former Pier 1

Community Centers

•	Ambassador Town Center
•	Fremaux Town Center Phase I and II
•	Hammock Landing – Phase I
•	Hammock Landing – Phase II
•	Pavilion at Port Orange – Phase I
•	Promenade at D’Iberville
•	Shoppes at Eagle Point

Storage

•	Eastgate Mall – Self Storage
•	Hamilton Place – Self Storage
•	Mid Rivers – Self Storage
•	Parkdale Mall – Self Storage

Other

•	Statesboro – Land
•	Pavilion at Port Orange West JV – Apts

Other Encumbered Properties

Malls

•	Alamance Crossing – East
•	Arbor Place Main Mall (Arbor Place II, LLC)
•	Brookfield Square – Sears and Street Shops
•	Cross Creek Mall
•	Fayette Mall
•	Hamilton Crossing and Expansion
•	Jefferson Mall
•	Northwoods Mall
•	Parkdale Mall
•	Parkdale Crossing (including Lifeway Christian Redevelopment)
•	Southpark Mall
•	Volusia Mall
•	Westgate Mall

5.

The New Notes will be secured by (i) a first priority lien on the following properties, which shall be evidenced by mortgages recorded in the applicable recording offices (unless otherwise consented to by the Required Consenting Noteholders in their reasonable discretion, in which case the New Notes will include a restriction on mortgaging the following properties to the extent such property is wholly owned directly or indirectly by CBL Limited Partnership), provided, however, the first priority lien on the following properties  (or the restriction on mortgaging as the case may be) shall be released in connection with new financing provided the Company uses the net proceeds of such financing to pay down the New Notes, and (ii) a pledge of the equity of the entity that owns the following properties, provided that the following properties will be released at the request of the New Board, subject to certain customary conditions (and there shall not be any release prices).

Malls

•	Cross Creek Mall – Sears
•	EastGate Mall – Sears
•	Eastland Mall – Macy’s
•	Fayette Mall – Sears Renovation
•	Jefferson Mall – Macy's / Round 1
•	Jefferson Mall - Sears

6.

The New Notes will be secured by (i) a first priority lien on the following properties, which shall be evidenced by mortgages recorded in the applicable recording offices, provided, however, the first priority lien on the following properties shall be released in connection with new financing provided the Company uses the net proceeds of such financing, less any required distributions to the Company’s joint venture partners, to pay down the New Notes, and (ii) a pledge of the equity of the entity that owns the following properties:

•	Coolsprings Crossing
•	Courtyard at Hickory Hollow
•	Frontier Square
•	Gunbarrel Point
•	Harford Mall – Annex
•	Shoppes @ St. Clair
•	Sunrise Commons
•	The Landing at Arbor Place
•	The Plaza at Fayette (including Parcel(s) in Main Project and Johnny Carino's Redevelopment)
•	West Towne Crossing
•	WestGate Crossing

7.

The New Notes will (i) include a restriction on mortgaging the following properties to the extent such property is wholly owned directly or indirectly by CBL Limited Partnership, except (a) in connection with new financing or in connection with a refinancing of an existing mortgage loan currently encumbering an applicable property as of the date hereof in an amount no greater than the loan being refinanced (plus customary interest and refinancing costs), and (b) if the Company uses the net proceeds (less any distributions required to be made to the joint venture partners under the joint venture agreements) of a financing to pay down the New Notes, and (ii) have a priority guaranty from the CBL member in the joint venture that owns the following properties. To the extent CBL Limited Partnership is a direct member of the joint venture, the Company will use reasonable efforts to seek consent to place an intermediate holding company as the new CBL member in the joint venture, which will give a priority guaranty.

•	Hamilton Corner
•	Hamilton Place – Regal Cinema
•	The Shoppes at Hamilton Place
•	The Terrace

8.

The New Notes will be secured by a pledge of the equity of the entity that owns the following properties, provided that the following properties will be released at the request of the New Board, subject to certain customary conditions (and there shall not be any release prices). Each piece of property in this Section 8 is a release parcel.

•	Alamance Crossing, LLC
•	Alamance Crossing - OP
•	Arbor Place - APWM, LLC
•	Arbor Place - OP
•	CBL/Cherryvale I, LLC - vacant property
•	Cross Creek – Sears - Parcel(s) in the Main Project (vacant lot 2)
•	Dakota Square OP
•	Eastgate Mall – Self-Development
•	Hanes Mall – Lot 2A
•	Gulf Coast Galleria (D'Iberville CBL Land, LLC)
•	Gulf Coast Town Center - Peripheral IV - Land
•	Gulf Coast Town Center - Phase III - Land
•	Hickory Point Mall - OP
•	Imperial Valley Commons - Kohl's and Land
•	Imperial Valley Mall - OP
•	Jacksonville Regal Cinema Mgmt
•	Meridian Mall - Land E. Lansing (leasehold interest)
•	Meridian Mall - Township Property (leasehold interest)
•	Meridian Mall – Management Fee Parcel
•	Mid Rivers Land LLC (vacant parcels)
•	Northpark Mall/Joplin, LLC Hollywood Parcels
•	Pavilion at Port Orange – Phase II
•	Pearland Town Center – Outparcel TX Land LLC
•	Southaven Towne Center vacant parcels
•	The Landing at Arbor Place - OP

Exhibit 3

Terms of New Convertible Notes

Set forth below is a summary of certain key terms for the New Convertible Notes (as defined below) to be issued by the Issuer (as defined below) pursuant to a proposed chapter 11 plan of reorganization (the “Plan”). This summary of proposed terms and conditions does not purport to summarize all the terms, conditions, representations and other provisions with respect to the transactions referred to herein, which will be set forth in the indenture in respect of the New Convertible Notes. Capitalized terms used but not otherwise defined in this summary of certain key terms for the New Convertible Notes shall have the meanings given to such terms in the Plan Term Sheet to which it is attached as an exhibit, including Exhibit 2 thereof.

Issuer:	The New Notes Issuer.
Guarantors:	Full guarantees by (i) the Bank Claims Borrower on an unsecured basis and (ii) all the New Notes Issuer Subsidiaries.
REIT Bad-Act Guaranty

CBL & Associates Properties, Inc. will provide an unsecured Guaranty (the “REIT Guaranty”), which shall cover losses solely with respect to those suffered by reason of fraud of or willful misrepresentation by (i) the New Bank Claim Borrower, (ii) the New Notes Issuer, or (iii) the Bank Claim Borrower.

Amount:	Up to $150 million, $50 million of which is new money.
Strike:	$350 million.
Interest Rate:	7.0% per annum payable in cash.
Maturity Date:	Seven (7) years from the Plan Effective Date.
Security:	Same collateral and priority as the New Notes.
Conversion Terms

Optional conversion by holders into common shares of CBL & Associates Properties, Inc. at any time prior to maturity.

No holder drag-along rights.

Optional conversion by New Notes Issuer if VWAP for 20 of 30 consecutive days above 160% of strike.

Upon optional conversion by New Notes Issuer prior to maturity; conversion price includes make-whole at T+50, capped at 36 months of interest payments, payable in equity at strike or in cash at New Notes Issuer’s option.

Standard anti-dilution provisions for convertible debt, including adjustment for regular dividends in excess of $15 million per year and any special dividends.

Call Protection:	None.
Make-Whole:	Bankruptcy make-whole at T+50.
Other:	No limitations on distributions to equity. Other terms (including covenants) to be agreed between the Required Consenting Noteholders and the Company.

EXHIBIT C

Consenting Crossholders

•	Aegon Investment Management, LLC
•	Canyon Capital Advisors LLC (on behalf of its participating clients)
•	Canyon Partners Real Estate LLC (on behalf of its participating clients)
•	Cetus Capital
•	Oaktree Capital Management, L.P., solely on behalf of certain managed funds and accounts within its Distressed Debt and Value Opportunities strategies

EXHIBIT D

Form of Transfer Agreement

The undersigned (the “Transferee”) hereby acknowledges that it has read and understands the First Amended and Restated Restructuring Support Agreement, dated as of __________ (the “Agreement”),1 by and among CBL & Associates Properties, Inc. and its affiliates and subsidiaries bound thereto and the Consenting Creditors, including the transferor to the Transferee of any Company Claims (each such transferor, a “Transferor”), and agrees to be bound by the terms and conditions thereof to the extent the Transferor was thereby bound, and shall be deemed a “Consenting Creditor” under the terms of the Agreement.

The Transferee specifically agrees to be bound by the terms and conditions of the Agreement and makes all representations and warranties contained therein as of the date of this transfer agreement, including the agreement to be bound by the vote of the Transferor if such vote was cast before the effectiveness of the Transfer discussed herein.

Date Executed:

Name:
Title:
Address:
E-mail address(es):

Aggregate Principal Amounts Beneficially Owned or Managed on Account of:
2023 Notes
2024 Notes
2026 Notes
Term Loan
Revolver

[1]	Capitalized terms used but not otherwise defined herein shall having the meaning ascribed to such terms in the Agreement.

EXHIBIT E

Form of Joinder Agreement

The undersigned (the “Joining Creditor”) hereby acknowledges that it has read and understands the First Amended and Restated Restructuring Support Agreement, dated as of __________ (the “Agreement”),2 by and among CBL & Associates Properties, Inc. and its affiliates and subsidiaries bound thereto and the Consenting Creditors, and agrees to be bound by the terms and conditions thereof, and shall be deemed a “Consenting Creditor” under the terms of the Agreement.

The Joining Creditor specifically agrees to be bound by the terms and conditions of the Agreement and makes all representations and warranties contained therein as of the date of this joinder.

Date Executed:

Name:
Title:
Address:
E-mail address(es):

Aggregate Principal Amounts Beneficially Owned or Managed on Account of:
2023 Notes
2024 Notes
2026 Notes
Term Loan
Revolver

[2]	Capitalized terms used but not otherwise defined herein shall having the meaning ascribed to such terms in the Agreement.